                                                                     Exhibit 2.1

================================================================================

                             DISTRIBUTION AGREEMENT

                                 by and between

                             CONEXANT SYSTEMS, INC.

                                       and

                          MINDSPEED TECHNOLOGIES, INC.

================================================================================

                                  June 27, 2003

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                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
ARTICLE I  DEFINITIONS.....................................................................................    1
     Section 1.01        General...........................................................................    1

ARTICLE II  THE CONTRIBUTION...............................................................................   18
     Section 2.01        Intercorporate Reorganization.....................................................   18
     Section 2.02        Financial Instruments.............................................................   21
     Section 2.03        Intercompany Accounts and Arrangements............................................   22
     Section 2.04        Cash Management...................................................................   23
     Section 2.05        The Mindspeed Board...............................................................   24
     Section 2.06        Resignations; Transfer of Stock Held as Nominee...................................   24
     Section 2.07        Mindspeed Certificate of Incorporation and Bylaws; Rights Plan....................   25
     Section 2.08        Consents..........................................................................   25

ARTICLE III  THE DISTRIBUTION..............................................................................   26
     Section 3.01        The Distribution..................................................................   26
     Section 3.02        Fractional Shares.................................................................   26
     Section 3.03        Cooperation Prior to the Distribution.............................................   27
     Section 3.04        Conexant Board Action; Conditions to the Distribution.............................   27
     Section 3.05        Waiver of Conditions..............................................................   28

ARTICLE IV  MUTUAL RELEASE; INDEMNIFICATION; EXPENSES......................................................   29
     Section 4.01        Mutual Release....................................................................   29
     Section 4.02        Indemnification by Conexant.......................................................   30
     Section 4.03        Indemnification by Mindspeed......................................................   30
     Section 4.04        Limitations on Indemnification Obligations........................................   31
     Section 4.05        Procedures Relating to Indemnification............................................   32
     Section 4.06        Remedies Cumulative...............................................................   34
     Section 4.07        Indemnification under Tax Allocation Agreement....................................   34
     Section 4.08        Expenses..........................................................................   34

ARTICLE V  CERTAIN OTHER MATTERS...........................................................................   35
     Section 5.01        Insurance.........................................................................   35
     Section 5.02        Use of Names, Trademarks, etc.....................................................   38
     Section 5.03        License of Intellectual Property..................................................   41
     Section 5.04        Jazz Warrant......................................................................   51
     Section 5.05        Charitable Funds..................................................................   51

ARTICLE VI  ACCESS TO INFORMATION..........................................................................   51
     Section 6.01        Provision of Corporate Records....................................................   51
     Section 6.02        Access to Information.............................................................   52

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
     Section 6.03        Production of Witnesses...........................................................   53
     Section 6.04        Retention of Records..............................................................   53
     Section 6.05        Confidentiality...................................................................   54

ARTICLE VII  MISCELLANEOUS.................................................................................   54
     Section 7.01        Entire Agreement; Construction....................................................   54
     Section 7.02        Survival of Agreements............................................................   55
     Section 7.03        Governing Law.....................................................................   55
     Section 7.04        Notices...........................................................................   55
     Section 7.05        Dispute Resolution................................................................   56
     Section 7.06        Consent to Jurisdiction...........................................................   57
     Section 7.07        Amendments........................................................................   57
     Section 7.08        Assignment........................................................................   57
     Section 7.09        Captions; Currency................................................................   58
     Section 7.10        Severability......................................................................   58
     Section 7.11        Parties in Interest...............................................................   58
     Section 7.12        Schedules.........................................................................   58
     Section 7.13        Termination.......................................................................   58
     Section 7.14        Waivers; Remedies.................................................................   58
     Section 7.15        Further Assurances................................................................   59
     Section 7.16        Counterparts......................................................................   59
     Section 7.17        Performance.......................................................................   59
     Section 7.18        Currency Calculations.............................................................   59
     Section 7.19        Interpretation....................................................................   59

                                    SCHEDULES

Schedule 1.01(a)           -      Conexant Former Businesses
Schedule 1.01(b)           -      Amended Bylaws
Schedule 1.01(c)           -      Restated Certificate of Incorporation
Schedule 1.01(d)           -      Mindspeed Patents and Trademarks
Schedule 1.01(e)           -      Mindspeed Former Businesses
Schedule 1.01(f)           -      Mindspeed Company Codes
Schedule 1.01(g)           -      Mindspeed Financial Instruments
Schedule 1.01(h)           -      Mindspeed Specified Liabilities
Schedule 1.01(i)           -      Mindspeed Real Property
Schedule 1.01(j)           -      Mindspeed Subsidiaries
Schedule 1.01(k)           -      Certain IT Assets
Schedule 2.01(c)           -      Reorganization Transactions
Schedule 2.03(a)           -      Intercompany Accounts
Schedule 2.03(b)(ii)       -      Intercompany Agreements
Schedule 2.05              -      Mindspeed Directors
Schedule 2.06              -      Continuing Directors and Officers
Schedule 4.02(b)           -      Certain Form 10 Sections

                             DISTRIBUTION AGREEMENT

                  This DISTRIBUTION AGREEMENT (this "Agreement") is dated as of June 27, 2003 by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Mindspeed"). Capitalized terms used in this Agreement shall have the meanings set forth in Section 1.01.

                  WHEREAS, the Conexant Board has determined that it is appropriate and desirable to distribute all outstanding shares of Mindspeed Common Stock on a pro rata basis to the holders of Conexant Common Stock; and

                  WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Distribution, Conexant and the Conexant Subsidiaries will transfer the Mindspeed Assets and the Mindspeed Subsidiaries to Mindspeed or one of the Mindspeed Subsidiaries and Mindspeed and the Mindspeed Subsidiaries will assume the Mindspeed Liabilities, all as more fully described in this Agreement (the "Contribution"); and

                  WHEREAS, Conexant and Mindspeed have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Contribution and the Distribution and the relationship of Conexant, Mindspeed and the respective members of the Conexant Group and the Mindspeed Group following the Contribution and the Distribution.

                  NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Accounts Receivable" means accounts, loans and notes receivable (whether current or not current), including receivables due from employees, and all proceeds thereof and rights to payment with respect thereto.

                  "Action" means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of the Separation Agreements, following the Time of Distribution, neither Conexant nor any Conexant Subsidiary shall be deemed to be an Affiliate of any member of the Mindspeed Group and neither Mindspeed nor any Mindspeed Subsidiary shall be deemed to be an Affiliate of any member of the Conexant Group. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "American Stock Exchange" means the American Stock Exchange
LLC.

                  "Asset/Liability Allocation Matter" shall have the meaning set forth in Section 2.01(b).

                  "Assets" means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries), including the following:

         (a)      Real Property;

         (b)      Machinery and Equipment;

         (c)      Inventories;

         (d)      bank accounts;

         (e) cash (including cash in bank accounts), cash on hand, cash equivalents, funds, certificates of deposit, similar instruments, travelers checks and cash deposits held by third parties securing or otherwise collateralizing obligations;

         (f)      Accounts Receivable;

         (g) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

         (h)      Securities;

         (i)      Hedging Arrangements;

         (j)      Data and Records;

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         (k)      Patents and Trademarks;

         (l)      Trade Secrets;

         (m)      Contracts;

         (n)      credits, prepayments and prepaid expenses;

         (o) claims, causes of action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications);

         (p)      Permits;

         (q)      goodwill and going concern value; and

         (r) other intangible assets not otherwise included in clauses (a) through (q) of this definition.

                  "Assigning Party" shall have the meaning set forth in Section 2.08.

                  "Broadband Business" means (a) the businesses and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems for communications electronics markets such as personal computers, personal imaging devices, network access products, digital information and entertainment products, and activities related thereto, (b) Former Businesses set forth on Schedule 1.01(a), (c) other Former Business related primarily to any of the foregoing, and (d) activities related primarily to the foregoing, other than, in the case of each of the foregoing clauses (a), (b), (c) and (d), any businesses, operations or activities included in the Mindspeed Business.

                  "Business Day" means any day other than a Saturday, Sunday or other day when banks are authorized or required by law to be closed in California or New York.

                  "Bylaws" means Mindspeed's amended Bylaws in the form attached hereto as Schedule 1.01(b).

                  "Certificate of Incorporation" means Mindspeed's restated certificate of incorporation in the form attached hereto as Schedule 1.01(c).

                  "Claims Administration" means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

                  "Claims Made Policies" shall have the meaning set forth in
Section 5.01(b)(ii).

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

                  "Commission" means the Securities and Exchange Commission.

                  "Conexant" shall have the meaning set forth in the preamble.

                  "Conexant Assets" means the following:

         (a) all rights of any member of the Conexant Group under any Separation Agreement to which it is or becomes a party;

         (b) all Assets which are expressly allocated to any member of the Conexant Group pursuant to the Employee Matters Agreement or the Tax Allocation Agreement;

         (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Mindspeed Group), in each case whether or not such Assets are used in or relate to the Broadband Business or the Mindspeed Business:

                           (i)      all Conexant Bank Accounts;

                           (ii)     all Conexant Cash;

                           (iii) all Accounts Receivable other than Mindspeed Accounts Receivable;

                           (iv)     all Inventories other than Mindspeed
                  Inventories;

                           (v)      all Securities;

                           (vi)     all Hedging Arrangements;

                           (vii) all Machinery and Equipment other than Mindspeed Machinery and Equipment;

                           (viii) all Real Property other than Mindspeed Real Property;

                           (ix) all Patents and Trademarks other than those set forth on Schedule 1.01(d);

                           (x) all rights in, and to the use of, the Conexant Marks, other than as provided for in Section 5.02;

                           (xi) all Policies and all rights, benefits and privileges thereunder and related thereto (including the right to receive any and all return premiums with respect thereto), other than rights with respect to Policies to the extent provided in Sections 5.01(b) and 5.01(c); and

                           (xii) all information technology Assets identified in Schedule 1.01(k) as Conexant's;

         (d) all other Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Mindspeed Group) that are not Mindspeed Assets; and

         (e) all rights, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) to the extent relating to any asset described in clauses (a) through (d) above.

                  Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Mindspeed Assets" will not be included in Conexant Assets.

                  "Conexant Bank Accounts" means all bank accounts of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) immediately prior to the Time of Distribution, other than Mindspeed Bank Accounts.

                  "Conexant Board" means the Board of Directors of Conexant or a duly authorized committee thereof.

                  "Conexant Cash" means all (i) cash (including cash in bank accounts), cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks held by Conexant or any of its Subsidiaries and Affiliates (including members of the Mindspeed Group) immediately prior to the Time of Distribution and (ii) cash deposits held by third parties securing or otherwise collateralizing obligations of Conexant or any of its Subsidiaries or Affiliates (including members of Mindspeed Group) immediately prior to the Time of Distribution, other than, in the case of each of the foregoing clauses (i) and (ii), Mindspeed Cash.

                  "Conexant Common Stock" means the common stock, par value $.01 per share, of Conexant.

                  "Conexant Expenses" means all out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) incurred prior to the Time of Distribution in connection with effecting the Contribution, the Distribution, the preparation, execution and delivery of the Separation Agreements and the consummation of the Contribution and the Distribution, other than Mindspeed Expenses.

                  "Conexant Group" means Conexant and the Conexant Subsidiaries.

                  "Conexant Indemnitees" mean each member of the Conexant Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and permitted assigns of any of the foregoing.

                  "Conexant Liabilities" means the following:

         (a) all Liabilities of any member of the Conexant Group under any Separation Agreement to which it is or becomes a party;

         (b) all Liabilities for which any member of the Conexant Group is expressly made responsible pursuant to the Employee Matters Agreement or the Tax Allocation Agreement;

         (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Mindspeed Group), in each case whether or not such Liabilities relate to the Broadband Business, the Conexant Assets, the Mindspeed Business or the Mindspeed
         Assets:

                           (i)      all Liabilities in respect of the
                  Convertible Notes; and

         (d) all other Liabilities of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) in respect of operations engaged in prior to the Time of Distribution that are not Mindspeed Liabilities.

                  Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Mindspeed Liabilities" will not be included in Conexant Liabilities.

                  "Conexant Marks" means the names, trademarks, trade names, domain names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all corporate symbols and logos related thereto and all names, trademarks, trade names, domain names and service marks which include the words "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any derivative thereof and any other name, mark or symbol connoting "Conexant" or which constitutes a formative thereof.

                  "Conexant Subsidiary" means each Subsidiary of Conexant other than Mindspeed and the Mindspeed Subsidiaries.

                  "Consents" means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

                  "Contracts" means all agreements, personal property leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder, but excluding real property leases.

                  "Contribution" shall have the meaning set forth in the recitals.

                  "Convertible Notes" means Conexant's (a) 4-1/4% convertible subordinated notes due May 1, 2006 issued under the Indenture dated as of May 12, 1999 between Conexant and The First National Bank of Chicago, as trustee and
(b) 4% convertible subordinated notes due February 1, 2007 issued under the Indenture dated as of February 1, 2000 between Conexant and Bank One Trust Company, National Association, as trustee.

                  "Conveyance and Assumption Instruments" means, collectively, the various agreements, bills of sale, stock powers, certificates of title, instruments of conveyance and assignment, instruments of assumption and other instruments and documents to be entered into to effect the transfer of Assets and Subsidiaries and the assumption of Liabilities contemplated by the transactions described in Sections 2.01(b) and (c).

                  "Credit Agreement" means the senior secured revolving credit agreement dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed under which Mindspeed may borrow up to $50 million, subject to the terms set forth therein, together with any related security documents and ancillary agreements.

                  "Data and Records" means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

                  "Dispute" shall have the meaning set forth in Section 7.05.

                  "Distribution" means the distribution, on the basis provided for in Section 3.01, to the holders of Conexant Common Stock of the shares of Mindspeed Common Stock owned by Conexant on the Distribution Date.

                  "Distribution Agent" means the distribution agent selected by Conexant to distribute Mindspeed Common Stock in connection with the Distribution.

                  "Distribution Date" means the date determined by the Conexant Board in accordance with Section 3.01 as the date as of which the Distribution will be effected.

                  "Employee Matters Agreement" means the Employee Matters Agreement dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Financing Agreements" means the Credit Agreement, the Initial Warrants, the Financing Warrants, the Registration Rights Agreements, and each other agreement, instrument or document expressly contemplated thereby to be entered into by any party thereto.

                  "Financing Warrants" means warrants to purchase shares of Mindspeed Common Stock to be issued by Mindspeed to Conexant in connection with borrowings under the Credit Agreement.

                  "Form 10" means the registration statement on Form 10 filed by Mindspeed with the Commission to effect the registration of the Mindspeed Common Stock pursuant to the Exchange Act, including all amendments thereto filed by Mindspeed with the Commission prior to the Time of Distribution.

                  "Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

                  "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local, domestic, foreign or international.

                  "Group" means the Conexant Group or the Mindspeed Group, as applicable.

                  "Hedging Arrangements" means swaps, collars, caps, forward contracts and other hedging arrangements of any kind.

                  "Indemnifiable Losses" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

                  "Indemnifying Party" shall have the meaning set forth in
Section 4.04(a).

                  "Indemnitee" means any of the Conexant Indemnitees or the Mindspeed Indemnitees who or which is entitled to seek indemnification under this Agreement.

                  "Indemnity Reduction Amounts" shall have the meaning set forth in Section 4.04(a).

                  "Information" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

                  "Information Statement" means the information statement with respect to Mindspeed, which is part of the Form 10, sent to holders of Conexant Common Stock in connection with the Distribution.

                  "Initial Warrants" mean warrants to purchase shares of Mindspeed Common Stock dated as of the date hereof issued by Mindspeed to Conexant prior to the Time of Distribution.

                  "Insurance Proceeds" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or (c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

                  "Intellectual Property" means all Patents and Trademarks, Trade Secrets, and other intellectual property rights existing as of the Time of Distribution.

                  "Inventories" means inventories, including raw materials, work-in-process, materials, components, finished goods, parts, accessories and supplies.

                  "Jazz" means Jazz Semiconductor, Inc. (formerly named Specialtysemi, Inc.), a Delaware corporation.

                  "Jazz Contribution Agreement" means the Contribution Agreement dated February 23, 2002 among Jazz, Conexant and Carlyle Capital Investors, L.L.C., as amended by the First Amendment to Contribution Agreement dated March 12, 2002.

                  "Jazz Warrant" means the warrant to purchase 2.9 million shares of Conexant Common Stock issued by Conexant to Jazz dated March 12, 2002, as it may be adjusted from time to time.

                  "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations:

         (a) based upon, arising out of or relating to any law, statute, rule, regulation, judgment, order, decision or consent decree of any Governmental Entity or any noncompliance therewith or breach or violation of any thereof;

         (b)      in respect of accounts payable;

         (c)      in respect of outstanding checks;

         (d) based upon, arising out of or relating to workers' compensation, automobile liability, general liability, product liability, intellectual property liability and other claims and matters (whether direct or for indemnification of any Person or otherwise, and whether insured or uninsured);

         (e) based upon, arising out of or relating to Actions or any award of any arbitrator of any kind;

         (f) in respect of salary, bonuses, incentive payments, severance payments and other compensation payments and all Taxes and withholdings related thereto;

         (g) in respect of employee welfare and fringe benefits (including claims for medical and disability benefits);

         (h) based upon, arising out of or relating to environmental matters (including the presence, release or threatened release of hazardous materials or any other environmental conditions or the violation of any environmental laws), including all removal, remediation and cleanup costs, investigatory costs, settlement costs, governmental response costs, natural resources damages, property damages, personal injury damages and all other costs and damages;

         (i)      based upon, arising out of or relating to Contracts;

         (j) based upon, arising out of or relating to torts (whether based on negligence, strict liability or otherwise) or infringements; and

         (k) in respect of products and services, including warranty liabilities, deferred revenues, product liability claims and liabilities in respect of the return, repair or replacement of products.

                  "License and Assignment Agreement" means the License and Assignment Agreement dated as of June 26, 2003 by and between Conexant and Mindspeed.

                  "Lien" means any lien, security interest, pledge, mortgage, charge, restriction, retention of title agreement or other encumbrance of whatever nature.

                  "Machinery and Equipment" means machinery, equipment, tooling, vehicles, furniture and fixtures (other than real property fixtures), leasehold improvements, repair parts, tools, plant, laboratory and office equipment and supplies, computer hardware and software, computer networking equipment, engineering and design equipment, test equipment and other tangible personal property (other than tangible personal property included in other categories of assets in the definition of "Assets"), together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof.

                  "Mindspeed" shall have the meaning set forth in the preamble.

                  "Mindspeed Accounting Ledgers" means the general ledgers and other subsidiary ledgers of Conexant for each of the Mindspeed Company Codes.

                  "Mindspeed Accounts Receivable" mean the Accounts Receivable set forth on the Mindspeed Accounting Ledgers immediately prior to the Time of Distribution.

                  "Mindspeed Assets" means the following:

         (a) all rights of any member of the Mindspeed Group under any Separation Agreement to which it is or becomes a party;

         (b) all Assets which are expressly allocated to any member of the Mindspeed Group pursuant to the Employee Matters Agreement or the Tax Allocation Agreement;

         (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Mindspeed Group):

                           (i)      the Mindspeed Bank Accounts;

                           (ii)     the Mindspeed Cash (subject to Section
                  2.04(b));

                           (iii)    the Mindspeed Accounts Receivable;

                           (iv)     the Mindspeed Inventories;

                           (v)      the Mindspeed Machinery and Equipment;

                           (vi)     the Mindspeed Real Property;

                           (vii)    the Patents and Trademarks set forth on
                  Schedule 1.01(d);

                           (viii) rights to the extent relating to the Mindspeed Business to receive indemnification from Rockwell pursuant to the Rockwell Distribution Agreement;

                           (ix) rights to the extent relating to the Mindspeed Business to receive indemnification from Skyworks pursuant to the Skyworks Distribution Agreement;

                           (x) rights to the extent relating to the Mindspeed Business to receive indemnification from Jazz pursuant to the Jazz Contribution Agreement;

                           (xi) one-third of the amount pre-paid by Conexant to ARM Limited, or $580,909, pursuant to the Agreement dated June 14, 2002 between Conexant and ARM Limited; and

                           (xii) all information technology Assets identified in Schedule 1.01(k) as Mindspeed's;

         (d)      the following Assets (other than those described in paragraphs
         (b) and (c) of the definition of "Conexant Assets") which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Mindspeed Group) and which are used exclusively in or relate exclusively to the Mindspeed Business, as the same shall exist as of such time:

                           (i)      Contracts;

                           (ii) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

                           (iii)    Permits;

                           (iv)     credits, prepayments and prepaid expenses;

                           (v) claims, causes of action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications); and

                           (vi) goodwill, going concern value and other intangible assets not otherwise included in clauses (a) through (q) of the definition of "Assets";

         (e)      the following Assets (other than those described in paragraphs
         (b) and (c) of the definition of "Conexant Assets") which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Mindspeed Group) and which are used 75% or more in or relate 75% or more to the Mindspeed Business, as the same shall exist as of such time:

                           (i)      Data and Records; and

                           (ii)     Trade Secrets; and

         (f) all rights, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) to the extent relating to any asset described in clauses (a) through (e) above.

                  Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Conexant Assets" will not be included in Mindspeed Assets.

                  "Mindspeed Bank Accounts" means all bank accounts which are solely in the name of one or more members of the Mindspeed Group immediately prior to the Time of Distribution.

                  "Mindspeed Board" means the Board of Directors of Mindspeed.

                  "Mindspeed Business" means (a) the business and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor networking products for communications applications in enterprise, access, metropolitan and wide-area networks and activities related thereto, (b) Former Businesses set forth on Schedule 1.01(e), (c) other Former Businesses related primarily to any of the foregoing and (d) activities related primarily to the foregoing.

                  "Mindspeed Cash" means (i) the following to the extent set forth on the Mindspeed Accounting Ledgers immediately prior to the Time of Distribution or located at locations of the Mindspeed Business at the Time of
Distribution: cash in Mindspeed Bank Accounts, cash on hand, cash equivalents, funds, certificates of deposits, similar instruments and travelers checks and
(ii) cash deposits held by third parties securing or otherwise collateralizing obligations relating to the Mindspeed Business immediately prior to the Time of Distribution.

                  "Mindspeed Common Stock" means the common stock, par value $.01 per share, of Mindspeed.

                  "Mindspeed Company Codes" means the Mindspeed company codes set forth on Schedule 1.01(f).

                  "Mindspeed Expenses" means the following out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Mindspeed Group), in each case, whether incurred and/or paid before, at or after the Time of Distribution:

         (a) all out-of-pocket fees, costs, and expenses (including legal fees and expenses) of and related to the Credit Agreement, the credit facility established thereby and the Financing Warrants; and

         (b) all out-of-pocket fees, costs and expenses of the transfer agent and registrar for the Mindspeed Common Stock.

                  "Mindspeed Financial Instruments" means those credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Mindspeed Business under which any member of the Conexant Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(g).

                  "Mindspeed Group" means Mindspeed and the Mindspeed Subsidiaries.

                  "Mindspeed Indemnitees" means each member of the Mindspeed Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and permitted assigns of any of the foregoing.

                  "Mindspeed Inventories" means the Inventories set forth on the Mindspeed Accounting Ledgers immediately prior to Time of Distribution.

                  "Mindspeed Liabilities" means the following:

         (a) all Liabilities of any member of the Mindspeed Group under any Separation Agreement to which it is or becomes a party;

         (b) all Liabilities for which any member of the Mindspeed Group is expressly made responsible pursuant to the Employee Matters Agreement or the Tax Allocation Agreement;

         (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Mindspeed Group), in each case whether or not such Liabilities relate to the Broadband Business, the Conexant Assets, the Mindspeed Business or the Mindspeed
         Assets:

                           (i) all Liabilities set forth on the Mindspeed Accounting Ledgers immediately prior to the Time of Distribution; and

                           (ii)     all Liabilities set forth on Schedule
                  1.01(h); and

         (d) all Liabilities (other than those described in paragraphs (b) and (c) of the definition of "Conexant Liabilities") of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) to the extent based upon, arising out of or relating to the Mindspeed Assets or the Mindspeed Business, including:

                           (i) all Liabilities (including Liabilities arising out of any breaches or violations) to the extent relating to the Mindspeed Business based upon, arising out of or relating to Contracts (whether or not such Contracts constitute Mindspeed Assets) (including any primary, secondary, contingent or other obligations, such as under guaranties or indemnities, in respect of such

                  Contracts), including (A) all Liabilities to the extent relating to the Mindspeed Assets or the Mindspeed Business for which Conexant has agreed to indemnify Rockwell and certain other Persons pursuant to the Rockwell Distribution Agreement,
                  (B) all Liabilities to the extent relating to the Mindspeed Assets or the Mindspeed Business for which Conexant has agreed to indemnify Skyworks and certain other Persons pursuant to the Skyworks Distribution Agreement and (C) all Liabilities to the extent relating to the Mindspeed Assets or the Mindspeed Business for which Conexant has agreed to indemnify Jazz and certain other Persons pursuant to the Jazz Contribution Agreement; and

                           (ii)     the Actions set forth in paragraph E of
                  Schedule 1.01(h).

                  Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Conexant Liabilities" will not be included in Mindspeed Liabilities.

                  "Mindspeed Machinery and Equipment" means the Machinery and Equipment set forth on the Mindspeed Accounting Ledgers immediately prior to the Time of Distribution.

                  "Mindspeed Real Property" means the Real Property set forth on
Schedule 1.01(i).

                  "Mindspeed Subsidiary" means each Person listed on Schedule 1.01(j).

                  "New Jazz-Mindspeed Warrant" shall have the meaning set forth in Section 5.04.

                  "Occurrence Basis Policies" shall have the meaning set forth in Section 5.01(b)(i).

                  "Patents and Trademarks" means (a) all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof, and any other U.S. or foreign patent rights entitled to the same priority claim (in whole or in part) as any of the foregoing, (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, business and product names and slogans and all registrations and applications for registration of any of the foregoing, (c) copyrights and all applications, registrations and renewals in connection therewith and (d) mask work and semiconductor chip right applications, registrations and renewals in connection therewith.

                  "Patent License Agreement" means the Patent License Agreement dated as of the date hereof by and between Conexant and Mindspeed.

                  "Permits" means licenses, permits, authorizations, Consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including those relating to environmental matters.

                  "Person" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a Governmental Entity).

                  "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind of Conexant and its Subsidiaries (including members of the Mindspeed Group) and their predecessors which were or are in effect at any time at or prior to the Time of Distribution (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only Mindspeed and its Subsidiaries after the Time of Distribution), including the Property Policy, primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

                  "Pre-Distribution Group" means (a) each of Conexant, the Subsidiaries of Conexant existing immediately prior to the Time of Distribution (including members of the Mindspeed Group) and Persons that have ceased to be Subsidiaries of Conexant prior to the Time of Distribution, (b) each of the predecessors of each of the foregoing (including Rockwell) and (c) each of the Persons that have ceased to be Subsidiaries and other Affiliates of each of the foregoing and their predecessors prior to the Time of Distribution. Notwithstanding the foregoing, (i) Boeing North American, Inc. and Persons who are Affiliates of Boeing North American, Inc. after December 6, 1996 will not constitute members of the Pre-Distribution Group for periods after December 6, 1996, (ii) Rockwell and Persons who are Affiliates of Rockwell after December 31, 1998 will not constitute members of the Pre-Distribution Group for periods after December 31, 1998 and (iii) Washington and Persons who are Affiliates of Washington or its successor after June 25, 2002 will not constitute members of the Pre-Distribution Group for periods after June 25, 2002.

                  "Privileged Information" means, with respect to a Group, Information regarding a member of such Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

                  "Property Policy" means the Conexant property insurance policies for the policy year July 1, 2002 through June 30, 2003.

                  "Real Property" means real property (including land, plants, buildings, real property fixtures and improvements) and real property interests (including real property leases, easements and rights of way, occupancy or use).

                  "Recipient Party" shall have the meaning set forth in Section 2.08.

                  "Record Date" means the close of business on June 20, 2003.

                  "Registration Rights Agreements" means the two Registration Rights Agreements dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed, one each relating to (i) the Initial Warrants and (ii) the Financing Warrants.

                  "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

                  "Rights" means the Rights to be issued pursuant to the Rights Plan.

                  "Rights Plan" means the rights agreement dated as of June 26, 2003 by and between Mindspeed and Mellon Investor Services LLC, as rights agent.

                  "Rockwell" means Rockwell Automation, Inc. (formerly named Rockwell International Corporation), a Delaware corporation.

                  "Rockwell Distribution Agreement" means the Distribution Agreement dated as of December 31, 1998 between Conexant and Rockwell.

                  "Securities" means all short-term and long-term investments, banker's acceptances, shares of stock, notes, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, puts, calls, straddles, options, investment contracts, voting trusts and certificates and other securities of any kind (other than ownership interests in Subsidiaries).

                  "Separation Agreements" means, collectively, this Agreement, the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Agreement, the Conveyance and Assumption Instruments, the Sublease and any other agreement entered into between Conexant and Mindspeed in connection with the Contribution and the Distribution (other than the Financing Agreements).

                  "Skyworks" means Skyworks Solutions, Inc., a Delaware corporation (formerly named Alpha Industries, Inc.) and successor by merger to Washington.

                  "Skyworks Distribution Agreement" means the Contribution and Distribution Agreement dated as of December 16, 2001, as amended as of June 25, 2002, by and between Conexant and Washington.

                  "Sublease" means the Sublease dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed relating to premises at 4000 MacArthur Boulevard, Newport Beach, California 92660-3095.

                  "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body.

                  "Tax" and "Taxes" shall have the meaning set forth in the Tax Allocation Agreement.

                  "Tax Allocation Agreement" means the Tax Allocation Agreement dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed.

                  "Third Party Claim" shall have the meaning set forth in
Section 4.05(a).

                  "Time of Distribution" means the close of business on the Distribution Date.

                  "Trade Secrets" means (a) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, mask works, semiconductor chip topographies, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (b) computer and electronic data processing programs and software, both source code and object code (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; and (c) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media).

                  "Transition Agreement" means the Transition Services Agreement dated as of the date hereof entered into prior to the Time of Distribution by and between Conexant and Mindspeed.

                  "Washington" means Washington Sub, Inc., a Delaware corporation.

                                   ARTICLE II

                                THE CONTRIBUTION

                  Section 2.01 Intercorporate Reorganization. (a) Prior to the Time of Distribution, Conexant and Mindspeed will take all actions necessary to increase the outstanding shares of Mindspeed Common Stock so that, immediately prior to the Distribution, Conexant will hold a number of shares of Mindspeed Common Stock (rounded down to the nearest whole share) equal to the aggregate number of shares of Conexant Common Stock (excluding treasury shares held by Conexant) issued and outstanding as of the Record Date divided by three.

         (b)      Subject to Section 2.08, prior to the Time of Distribution:

         (i) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Mindspeed or a Mindspeed Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Mindspeed Subsidiaries;

         (ii) Mindspeed and each Mindspeed Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Mindspeed and each of the Mindspeed Subsidiaries in the Conexant Subsidiaries;

         (iii) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Mindspeed or a Mindspeed Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Mindspeed Assets;

         (iv) Mindspeed and each Mindspeed Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Mindspeed and each of the Mindspeed Subsidiaries in the Conexant Assets;

         (v) Conexant or a Conexant Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Liabilities of Mindspeed and the Mindspeed Subsidiaries that are Conexant Liabilities; and

         (vi) Mindspeed or a Mindspeed Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Liabilities of Conexant and the Conexant Subsidiaries that are Mindspeed Liabilities.

                  In the event that at any time or from time to time (whether at or after the Time of Distribution) any member of the Conexant Group shall receive or otherwise possess any Mindspeed Asset or interest in a Mindspeed Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Mindspeed Asset or interest in a Mindspeed Subsidiary to Mindspeed. In the event that at any time or from time to time (whether at or after the Time of Distribution) any member of the Mindspeed Group shall receive or otherwise possess any Conexant Asset or interest in a Conexant Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Conexant Asset or interest in a Conexant Subsidiary to Conexant. Prior to any such transfer, the Person receiving or possessing such Asset or interest in a Subsidiary will hold such Asset or interest in a Subsidiary in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto).

                  In the event that at any time or from time to time (whether at or after the Time of Distribution) either Conexant or Mindspeed determines that the other party (or any member of such other party's respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or a member of such other party's respective Group) pursuant to this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

                  Solely for purposes of implementing the terms of this Agreement, during the period beginning on the date of this Agreement and ending six months after the Distribution Date, Conexant and Mindspeed agree to discuss the allocation of any Asset or Liability of Conexant and its Subsidiaries (including members of the Mindspeed Group) that either of them reasonably believes should be or should have been allocated differently than pursuant to the terms of this Agreement (an "Asset/Liability Allocation Matter"). The Conexant Chief Executive Officer will designate an employee of Conexant and the Mindspeed Chief Executive Officer will designate an employee of Mindspeed who will discuss an appropriate resolution of any Asset/Liability Allocation Matter. If within thirty days of the receipt of the notification of an Asset/Liability Allocation Matter by either Conexant or Mindspeed pursuant to this paragraph, or such other time as Conexant and Mindspeed may agree, the designees have not reached a mutually acceptable resolution of the Asset/Liability Allocation Matter, the matter will be referred for discussion to the Conexant Chief Executive Officer and the Mindspeed Chief Executive Officer. Should a mutually acceptable resolution of the Asset/Liability Allocation Matter not be reached within thirty days following the referral to them, the terms and conditions of this Agreement shall remain in full force and effect, unamended, unmodified and unsupplemented. In no event shall the terms and conditions of this Agreement be amended, modified or supplemented other than in accordance with the provisions of Section 7.07. Nothing in this paragraph shall affect the right of any party to resort to the dispute resolution provisions of Section 7.05 in respect of any dispute, claim or controversy arising out of an alleged breach of any provision of this Agreement.

                  (c) Subject to Section 2.08, Conexant and Mindspeed will take, or cause to be taken, the actions described on Schedule 2.01(c) in connection with United States and international operations of the Broadband Business and the Mindspeed Business.

                  (d) In connection with the transfers of Subsidiaries and Assets and the assumptions of Liabilities contemplated by subsections (b) and
(c) of this Section 2.01, Conexant and Mindspeed will execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments. The transfer of capital stock contemplated by such subsections will be effected by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

         (e) Each of Conexant (on behalf of itself and each other member of the Conexant Group) and Mindspeed (on behalf of itself and each other member of the Mindspeed Group) understands and agrees that, except as expressly set forth in any Separation Agreement, any Financing Agreement or any other agreement or document contemplated by any Separation Agreement or Financing Agreement, no party to any Separation Agreement, Financing Agreement or any other agreement or document contemplated by any Separation Agreement or Financing Agreement either has or is, in such agreement or otherwise, representing or warranting in any way as to the Assets, Subsidiaries, businesses or Liabilities retained, conveyed, assigned, transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection with the transactions contemplated by the Separation Agreements or the Financing Agreements, as to the value or freedom from any Lien of, or any other matter concerning, any Assets, Liabilities or Subsidiaries of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Assets or Subsidiaries of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any Asset or Subsidiary or thing of value upon the execution, delivery or filing thereof. Except as may expressly be set forth in any Separation Agreement, all Assets and Subsidiaries being transferred or retained as contemplated by any Separation Agreement are being transferred, or are being retained, on an "as is", "where is" basis (and, in the case of the transfer of any Real Property, by means of a quitclaim or similar form deed or conveyance for title and an assignment for leasehold or other rights not subject to the Sublease) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient or that the title to any Asset or Subsidiary shall be other than good and marketable and free and clear of any Lien.

         (f) It is the intention of the parties that payments made by the parties to each other after the Time of Distribution pursuant to this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement are to be treated as relating back to the transactions occurring prior to the Time of Distribution pursuant to this Section 2.01 as an adjustment to the transfers of Assets, Subsidiaries and Liabilities contemplated by this Section 2.01, and Conexant and Mindspeed will, and will cause the Conexant Subsidiaries and the Mindspeed Subsidiaries, respectively, to, take positions consistent with such intention with any Tax authority, unless with respect to any payment any party receives an opinion of counsel reasonably acceptable to the other party to the effect that there is no substantial authority for such a position.

                  Section 2.02 Financial Instruments. (a) Mindspeed will (from and after the Time of Distribution, at its expense) take or cause to be taken all actions, and enter into (or cause the Mindspeed Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Conexant Group, effective as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Mindspeed Financial Instruments (it being understood that all Liabilities in respect of Mindspeed Financial Instruments are Mindspeed Liabilities).

                  (b) Mindspeed's obligations under Section 2.02(a) will continue to be applicable to all Mindspeed Financial Instruments identified at any time by Conexant, whether before, at or after the Time of Distribution.

                  Section 2.03 Intercompany Accounts and Arrangements.

                  (a)      Elimination of Intercompany Accounts.

                  (i)      Except as set forth in Section 2.03(a)(ii) or on
         Schedule 2.03(a), Conexant, on behalf of itself and each other member of the Conexant Group, on the one hand, and Mindspeed, on behalf of itself and each other member of the Mindspeed Group, on the other hand, hereby settle and eliminate, by cancellation or transfer to a member of the other Group (whether to cancel or transfer and the manner thereof will be determined by Conexant), effective as of the Time of Distribution, all intercompany receivables, payables and other balances (including intercompany cash management balances) existing immediately prior to the Time of Distribution between Conexant and/or any Conexant Subsidiary, on the one hand, and Mindspeed and/or any Mindspeed Subsidiary, on the other hand.

                  (ii) The provisions of Section 2.03(a)(i) will not apply to any intercompany receivables, payables and other balances arising under any Separation Agreement, including those arising under Section
         2.04 or incurred in connection with the payment by any party of any expenses which are required to be paid or reimbursed by the other party pursuant to Section 4.08.

                  (b)      Intercompany Agreements.

                  (i) Except as set forth in Section 2.03(b)(ii), in furtherance of the releases and other provisions of Section 4.01, Mindspeed, on behalf of itself and each other member of the Mindspeed Group, and Conexant, on behalf of itself and each other member of the Conexant Group, hereby terminate any and all agreements, arrangements, commitments or understandings in existence as of the Time of Distribution, whether or not in writing, between or among Mindspeed and/or any Mindspeed Subsidiary, on the one hand, and Conexant and/or any Conexant Subsidiary, on the other hand. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Time of Distribution.

                  (ii) The provisions of Section 2.03(b)(i) will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (A) the Separation Agreements, the Financing Agreements, the License and Assignment Agreement and the Patent License Agreement (and each other agreement, instrument or document expressly contemplated by any Separation Agreement or Financing Agreement to be entered into by any party hereto or any of the members of their respective Groups); (B) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.03(b)(ii); (C) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; and (D) any other agreements, arrangements, commitments or understandings that any Separation Agreement or Financing Agreement expressly contemplates will survive the Time of Distribution.

                  Section 2.04 Cash Management.

                  (a) Pre-Distribution Cash Contribution. At least one Business Day prior to the Time of Distribution, Conexant shall contribute to Mindspeed (by wire transfer to Mindspeed's Bank Account at Comerica Bank, Account No. 1850968197, A.B.A. Routing Number 072000096) an amount in cash equal to $97 million.

                  (b) Cash Balances at the Time of Distribution. In the event the amount of Mindspeed Cash (after giving effect to the contribution described in Section 2.04(a)) (x) exceeds $100 million, Mindspeed will pay to Conexant (by wire transfer to Conexant's bank account at Comerica Bank, Account No. 1850967629, A.B.A. Routing Number 072000096), within five Business Days after the Distribution, an amount equal to such excess or (y) is less than $100 million, Conexant will pay to Mindspeed, within five Business Days after the Distribution Date, an amount equal to such deficit.

                  (c)      Funding of Outstanding Checks.

                  (i) Mindspeed or a Mindspeed Subsidiary will fund all amounts in respect of checks that are outstanding immediately prior to the Time of Distribution and presented for payment at or after the Time of Distribution in Mindspeed Bank Accounts.

                  (ii) Conexant or a Conexant Subsidiary will fund all amounts in respect of checks that are outstanding immediately prior to the Time of Distribution and presented for payment at or after the Time of Distribution in Conexant Bank Accounts.

                  (iii) The provisions of this Section 2.04(c) with respect to funding of outstanding checks will not affect in any way, and will be subject to, all other provisions of this Agreement providing for the reimbursement of any amounts or the allocation of any Liabilities, including Section 4.08.

                  (d)      Customer Payments.

                  (i) Mindspeed will, and will cause the Mindspeed Subsidiaries to, forward to Conexant (for the account of Conexant or the applicable Conexant Subsidiary) any customer payments in respect of accounts receivable constituting Conexant Assets received by Mindspeed or any of the Mindspeed Subsidiaries after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise, by the first Business Day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to Conexant's bank account at Comerica Bank, Account No. 1850967629, A.B.A. Routing Number 072000096) in the case of customer payments received within thirty days after the Time of Distribution and by check in the case of customer payments received thereafter.

                  (ii) Conexant will, and will cause the Conexant Subsidiaries to, forward to Mindspeed (for the account of Mindspeed or the applicable Mindspeed Subsidiary) any customer payments in respect of accounts receivable constituting Mindspeed Assets received by Conexant or any of the Conexant Subsidiaries after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise, by the first business day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to Mindspeed's bank account at Comerica Bank, Account No. 1850968197, A.B.A. Routing Number 072000096) in the case of customer payments received within thirty days after the Time of Distribution and by check in the case of customer payments received thereafter.

                  Section 2.05 The Mindspeed Board. Prior to the Time of Distribution, Mindspeed and Conexant will take all actions which may be required to elect or otherwise appoint as directors of Mindspeed the persons named on
Schedule 2.05 to constitute the board of directors of Mindspeed at the Time of Distribution.

                  Section 2.06 Resignations; Transfer of Stock Held as Nominee.
(a) Conexant will cause all of its employees and directors and all of the employees and directors of each other member of the Conexant Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Mindspeed or any other member of the Mindspeed Group on which they serve, and from all positions as officers of Mindspeed or any other member of the Mindspeed Group in which they serve, except as otherwise specified on Schedule 2.06. Mindspeed will cause all of its employees and directors and all of the employees and directors of each other member of the Mindspeed Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Conexant or any other member of the Conexant Group on which they serve, and from all positions as officers of Conexant or any other member of the Conexant Group in which they serve, except as otherwise specified on Schedule 2.06.

                  (b) Conexant will cause each of its employees, and each of the employees of the other members of the Conexant Group, who holds stock or similar evidence of ownership of any Mindspeed Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Mindspeed to be such nominee as of and after the Time of Distribution. Mindspeed will cause each of its employees, and each of the employees of the other members of the Mindspeed Group, who holds stock or similar evidence of ownership of any Conexant Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Conexant to be such nominee as of and after the Time of Distribution.

                  (c) Conexant will cause each of its employees and each of the employees of the other members of the Conexant Group to revoke or withdraw their express written authority, if any, to act on behalf of any Mindspeed Group entity as an agent or representative therefor after the Time of Distribution. Mindspeed will cause each of its employees and each of the employees of the other members of the Mindspeed Group to revoke or withdraw their express written authority, if any, to act on behalf of any Conexant Group entity as an agent or representative therefor after the Time of Distribution.

                  Section 2.07 Mindspeed Certificate of Incorporation and Bylaws; Rights Plan. Prior to the Time of Distribution, (a) the Mindspeed Board will (i) approve the Certificate of Incorporation and will cause the same to be filed with the Secretary of State of the State of Delaware and (ii) adopt the Bylaws, and (b) Conexant, as sole shareholder of Mindspeed, will approve the Certificate of Incorporation. Prior to the Time of Distribution, the Mindspeed Board will adopt the Rights Plan and declare a dividend of the Rights so that each share of Mindspeed Common Stock issued and outstanding as of the Time of Distribution will initially have one Right attached thereto.

                  Section 2.08 Consents. Prior to and after the Distribution Date, Conexant and Mindspeed will, and will cause the Conexant Subsidiaries and the Mindspeed Subsidiaries, respectively, to, use their commercially reasonable efforts (as requested by the other party) to obtain, or to cause to be obtained, all Consents necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this Article II; provided, however, that none of Conexant (or any of the Conexant Subsidiaries) or Mindspeed (or any of the Mindspeed Subsidiaries) shall be obligated to pay any consideration or offer or grant any financial accommodation in connection therewith. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Conexant Group or the Mindspeed Group thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any rights of any member of either Group under any such Contract or Permit so that the contemplated assignee hereunder (the "Recipient Party") would not receive all such rights, then after the Time of Distribution (x) the party contemplated hereunder to assign such Contract or Permit (the "Assigning Party") will use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party the benefits of any such Contract or Permit and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract or Permit and (y) the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party's Liabilities thereunder in a timely manner and in accordance with the terms thereof. If and when such Consents are obtained, the transfer of the applicable Contract or Permit shall be effected as promptly following the Time of Distribution as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this Article II shall not have been consummated on or prior to the Time of Distribution, the parties shall cooperate to effect such transfers as promptly following the Time of Distribution as shall be practicable, it nonetheless being agreed and understood by the parties that no party shall be liable in any manner to any other party for any failure of any of the transfers contemplated by this Article II to be consummated prior to the Time of Distribution.

                                  ARTICLE III

                                THE DISTRIBUTION

                  Section 3.01 The Distribution. (a) Subject to Section 3.04, prior to the Time of Distribution, Conexant will deliver to the Distribution Agent, for the benefit of holders of record of Conexant Common Stock as of the Record Date, a number of shares of Mindspeed Common Stock (rounded down to the nearest whole share) equal to the number of shares of Conexant Common Stock issued and outstanding as of the Record Date (excluding treasury shares held by Conexant) divided by three, and Conexant will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable for each holder of record of Conexant Common Stock as of the Record Date, or the designated transferee or transferees of such holder, for a number of shares of Mindspeed Common Stock (rounded down to the nearest whole share) equal to the number of shares of Conexant Common Stock so held by such holder of record as of the Record Date (excluding treasury shares held by Conexant) divided by three. The Distribution will be effective as of the Time of Distribution.

                  (b) Conexant and Mindspeed each will provide to the Distribution Agent all information (including information necessary to make appropriate book-entry credits) and share certificates, in each case, as may be required in order to complete the Distribution on the basis of one share of Mindspeed Common Stock for every three shares of Conexant Common Stock (excluding treasury shares held by Conexant).

                  Section 3.02 Fractional Shares. Anything contained herein to the contrary notwithstanding, no fractional shares of Mindspeed Common Stock will be distributed to holders of Conexant Common Stock in the Distribution. Holders that are otherwise entitled to receive less than one whole share of Mindspeed Common Stock in the Distribution will receive cash in lieu of such fractional share as contemplated hereby. As soon as practicable after the Distribution Date, Conexant will direct the Distribution Agent to determine in accordance with its customary practice the number of fractional shares of Mindspeed Common Stock otherwise allocable to holders of record or beneficial owners of Conexant Common Stock as of the Record Date, to aggregate all such fractional shares and sell as soon as practicable the whole shares obtained by aggregating such fractional shares either in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. Conexant will direct the Distribution Agent to seek to aggregate the shares of Conexant Common Stock that may be held by any such beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                  Section 3.03 Cooperation Prior to the Distribution. Prior to the Distribution:

                  (a) Conexant and Mindspeed will prepare the Information Statement which will include appropriate disclosure concerning Mindspeed, its business, operations and management, the Contribution, the Distribution and such other matters as Conexant and Mindspeed may determine and as may be required by law. Conexant and Mindspeed will prepare, and Mindspeed will file with the Commission, the Form 10, which will include or incorporate by reference the Information Statement. Mindspeed will use its commercially reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable following the filing thereof. Promptly after effectiveness of the Form 10 and completion of the Information Statement included therein, and prior to the Distribution, Conexant will mail to the holders of Conexant Common Stock the Information Statement.

                  (b) Conexant and Mindspeed will cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by the Employee Matters Agreement.

                  (c) Conexant and Mindspeed will take all such action as may be necessary or appropriate under the securities or "blue sky" laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

                  (d) Conexant and Mindspeed will cause to be prepared, and Mindspeed will file and use its commercially reasonable efforts to have approved, an application for the listing on the American Stock Exchange of the Mindspeed Common Stock to be distributed in the Distribution.

                  Section 3.04 Conexant Board Action; Conditions to the Distribution. The Conexant Board will in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution, but in no event will the Distribution occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Conexant Board in accordance with Section 3.05:

                  (a)      the Conexant Board shall be reasonably satisfied that
(i) Conexant will have sufficient surplus under Section 170 of the Delaware General Corporation Law to permit the Distribution and (ii) after giving effect to the Contribution and the Distribution, each of

Conexant and Mindspeed will not be insolvent and will not have unreasonably small capital with which to engage in its respective businesses;

                  (b) the Conexant Board shall have given final approval of the Distribution;

                  (c) the Conexant Board shall have received a favorable opinion issued by Chadbourne & Parke LLP confirming that the Distribution should qualify as a tax-free reorganization within the meaning of Section 368(a)(i)(d) of the Code;

                  (d) all material Consents which are required to effect the Contribution and the Distribution shall have been obtained and shall be in full force and effect;

                  (e) the Form 10 shall have become effective under the Exchange Act;

                  (f) the Certificate of Incorporation, the Bylaws and the Rights Plan each shall have been adopted and be in effect;

                  (g) the Mindspeed Common Stock shall have been approved for listing upon notice of issuance on the American Stock Exchange;

                  (h)      the transactions contemplated by Section 2.01,
Section 2.02 and Section 2.04(a) shall have been consummated in all material respects;

                  (i) Conexant and Mindspeed shall have entered into each of the Separation Agreements and the Financing Agreements to which they are parties and each such agreement shall be in full force and effect;

                  (j) no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Contribution or the Distribution shall be in effect;

                  (k) no suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity shall have been commenced and be pending to restrain or challenge the Contribution or Distribution, and no inquiry shall have been received that in the reasonable judgment of the Conexant Board may lead to such a suit, action or proceeding; and

                  (l) Mindspeed shall have issued to Conexant the Initial Warrants;

provided, that the satisfaction of such conditions will not create any obligation on the part of Conexant to effect or seek to effect the Contribution or the Distribution or in any way limit Conexant's right to terminate this Agreement set forth in Section 7.13 or alter the consequences of any such termination from those specified in Section 7.13.

                  Section 3.05 Waiver of Conditions. Any or all of the conditions set forth in Section 3.04 may be waived, in whole or in part, in the sole discretion of the Conexant Board. The conditions set forth in Section 3.04 are for the sole benefit of Conexant and shall not give rise to or create any duty on the part of Conexant or the Conexant Board to waive or not waive any such conditions.

                                   ARTICLE IV

                    MUTUAL RELEASE; INDEMNIFICATION; EXPENSES

                  Section 4.01 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Separation Agreements and Financing Agreements, each of Conexant, on behalf of itself and each other member of the Conexant Group, on the one hand, and Mindspeed, on behalf of itself and each other member of the Mindspeed Group, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Separation Agreements or Financing Agreements or assumed, transferred, assigned, allocated or arising under any of the Separation Agreements or Financing Agreements (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to any Separation Agreement or Financing Agreement for claims brought against the parties by third Persons or any Indemnitee), and the foregoing release will not affect any party's right to enforce the Separation Agreements or Financing Agreements in accordance with their terms or (ii) any Liability arising from or relating to any agreement, arrangement, commitment or undertaking described in
Section 2.03(b)(ii), or (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section
4.01 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any member of the other Group with respect to any Liability to the extent such member of the other Group would be released with respect to such Liability by this Section 4.01 but for this clause (iii)).

                  Each of Conexant and Mindspeed acknowledges that it has been advised by its legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE

                  MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Being aware of said Code section, each of Conexant, on behalf of itself and each of the Conexant Subsidiaries, and Mindspeed, on behalf of itself and each of the Mindspeed Subsidiaries, hereby expressly waives any rights it may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

                  Section 4.02 Indemnification by Conexant. Subject to the provisions of this Article IV, Conexant shall indemnify, defend and hold harmless the Mindspeed Indemnitees from and against, and pay or reimburse, as the case may be, the Mindspeed Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Mindspeed Indemnitee to the extent based upon, arising out of or relating to the following:

                  (a) the Conexant Liabilities (including the failure by Conexant or any other member of the Conexant Group to pay, perform or otherwise discharge the Conexant Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

                  (b) any untrue statement or alleged untrue statement of a material fact contained in the sections of the Form 10 listed on Schedule 4.02(b), or any omission or alleged omission to state in such sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information relating to the Conexant Group provided by Conexant expressly for use in the sections of the Form 10 listed on Schedule 4.02(b);

                  (c) the breach by any member of the Conexant Group of any agreement or covenant contained in a Separation Agreement which does not by its express terms expire at the Time of Distribution;

                  (d) the use by members of the Conexant Group or their respective sublicensees of any intellectual property licensed by Mindspeed and the Mindspeed Subsidiaries pursuant to Section 5.03; and

                  (e) the enforcement by the Mindspeed Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.02.

                  Section 4.03 Indemnification by Mindspeed. Subject to the provisions of this Article IV, Mindspeed shall indemnify, defend and hold harmless the Conexant Indemnitees from and against, and pay or reimburse, as the case may be, the Conexant Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Conexant Indemnitee to the extent based upon, arising out of or relating to the following:

                  (a) the Mindspeed Liabilities (including the failure by Mindspeed or any other member of the Mindspeed Group to pay, perform or otherwise discharge the Mindspeed

Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

                  (b) any untrue statement or alleged untrue statement of a material fact contained in the Form 10, or any omission or alleged omission to state in the Form 10 a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except in each case with respect to information relating to the Conexant Group provided by Conexant expressly for use in the sections of the Form 10 listed on Schedule 4.02(b);

                  (c) the breach by any member of the Mindspeed Group of any agreement or covenant contained in a Separation Agreement which does not by its express terms expire at the Time of Distribution;

                  (d) the use by members of the Mindspeed Group (or, in the case of intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03, members of the Mindspeed Group or their respective sublicensees) of any names, trademarks, trade names, domain names, service marks or corporate symbols or logos pursuant to Section 5.02 or intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03; and

                  (e) the enforcement by the Conexant Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.03.

                  Section 4.04 Limitations on Indemnification Obligations. (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges related directly and solely to the related Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnitee receives any Indemnity Reduction Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

                  (b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses. It is the intention of the parties that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority (as defined in the Tax Allocation Agreement), except to the extent that a final determination (as defined in
Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

                  Section 4.05 Procedures Relating to Indemnification. (a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

                  (d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

                  (e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                  Section 4.06 Remedies Cumulative. Subject to the provisions of
Section 7.05, the remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                  Section 4.07 Indemnification under Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, indemnification in respect of Tax matters will be governed exclusively by the Tax Allocation Agreement.

                  Section 4.08 Expenses. (a) Except as otherwise set forth in any Separation Agreement or Financing Agreement, (i) all Conexant Expenses will be charged to and paid by Conexant and (ii) all Mindspeed Expenses will be charged to and paid by Mindspeed.

                  (b) Within ten days after the Distribution Date, Mindspeed will reimburse Conexant (by wire transfer to Conexant's bank account at Comerica Bank, Account No. 1850967629, A.B.A. Routing Number 072000096) for all amounts in respect of Mindspeed Expenses paid by Conexant or any of its Subsidiaries (including members of the Mindspeed Group) before or at the Time of Distribution and notified in writing by Conexant to Mindspeed within five days after the Distribution Date. From time to time thereafter, promptly after Conexant's request therefor, and in any event within ten days after any such request, Mindspeed will reimburse Conexant (by wire transfer to the same bank account referred to in the preceding sentence) for all Mindspeed Expenses paid by Conexant or any of its Subsidiaries before, at or after the Time of Distribution (other than as previously reimbursed by Mindspeed pursuant to the preceding sentence). Conexant will, at the request of Mindspeed, provide Mindspeed with appropriate documentation to support Mindspeed Expenses required to be reimbursed to Conexant pursuant to this Section 4.08(b).

                  (c) Except as otherwise set forth in any Separation Agreement or Financing Agreement, and subject in all events to the provisions of
Section 4.08(a), all out-of-pocket costs and expenses incurred following the Time of Distribution in connection with implementation of the transactions contemplated by the Separation Agreements will be charged to and paid by the party for whose benefit the expenses are incurred, with any out-of-pocket expenses which cannot be allocated on such basis to be split equally between Conexant and Mindspeed.

                                   ARTICLE V

                              CERTAIN OTHER MATTERS

                  Section 5.01 Insurance.

                  (a) Coverage. Subject to the provisions of this Section 5.01, coverage of Mindspeed and the Mindspeed Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, Mindspeed and the Mindspeed Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right.

                  (b) Rights Under Shared Policies. From and after the Time of Distribution, Mindspeed and the Mindspeed Subsidiaries will have no rights with respect to any Policies, except that:

                  (i) Mindspeed will have the right to assert claims (and Conexant will use commercially reasonable efforts to assist Mindspeed in asserting claims) for any loss, liability or damage with respect to Mindspeed Assets or Mindspeed Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, and

                  (ii) Mindspeed will have the right to continue to prosecute claims with respect to Mindspeed Assets or Mindspeed Liabilities properly asserted with an insurer prior to the Time of Distribution (and Conexant will use commercially reasonable efforts to assist Mindspeed in connection therewith) under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (i) and (ii) above, (A) all of Conexant's and each Conexant Subsidiary's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Mindspeed, (B) Conexant and the Conexant Subsidiaries may, at any time, without liability or obligation to Mindspeed or any Mindspeed Subsidiary (other than as set forth in Section 5.01(d)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of

Conexant, any Conexant Subsidiary or any Affiliate of Conexant or any Conexant Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. In the event that claims submitted by Conexant and Mindspeed exhaust existing aggregate limits in any one policy year, the amount payable under the Policies shall be allocated pro rata based on the amounts paid in satisfaction of such claims or the amounts that would have been paid to satisfy such claims absent exhaustion of Policy limits. To the extent the amount paid to Mindspeed or Conexant, as the case may be, in satisfaction of claims exceeds its pro rata portion, Mindspeed or Conexant, as the case may be, shall pay to the other party an amount equal to such excess. Conexant's obligation to use commercially reasonable efforts to assist Mindspeed in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Mindspeed to establish its right to coverage under such Policies (so long as all of Conexant's reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Mindspeed). None of Conexant or the Conexant Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Policy. It is understood that any Claims Made Policies will not provide any coverage to Mindspeed and the Mindspeed Subsidiaries for incidents occurring prior to the Time of Distribution but which are asserted with the insurance carrier after the Time of Distribution. If a claim or claims submitted by Mindspeed are paid under any Policy during any policy year in which no claim or claims are paid to Conexant, and Conexant's annual premium increases in the next policy year in respect of the Policy, then the full amount of such premium increase in the first policy year after such Mindspeed claim or claims are paid shall be deemed to be attributable to the Mindspeed claim or claims and charged to Mindspeed. Promptly (and in no event later than ten (10) Business
Days) after receipt of a written request by Conexant, Mindspeed shall reimburse Conexant for the full amount of such annual premium increase. If claims submitted by both Conexant and Mindspeed are paid under the same Policy during any policy year, and Conexant's annual premium increases in the next policy year in respect of the Policy, then the amount of the premium increase will be allocated between Conexant and Mindspeed based on the amount of the claims paid to each party during the prior policy year. Promptly (and in no event later than ten (10) Business Days) after receipt of a written request by Conexant, Mindspeed shall reimburse Conexant for its pro rata portion.

                  (c) Rights Under Property Policy. Conexant will request that the insurer under the Property Policy permit members of the Mindspeed Group to be named as additional named insureds under the Property Policy with respect to incidents occurring from the Time of Distribution to July 1, 2003, provided, that no member of the Conexant Group will be required to pay any consideration or grant any financial or other accommodation in connection therewith. In connection therewith, from and after the Time of Distribution, Mindspeed will have the right to assert claims (and Conexant will use commercially reasonable efforts to assist Mindspeed in asserting claims) for any loss, liability or damage with respect to Mindspeed Assets or Mindspeed Liabilities under the Property Policy arising out of insured incidents occurring from the Time of Distribution to July 1, 2003 to the extent that the terms and conditions of the Property Policy and agreements relating thereto and the insurer thereunder so allow; provided, that (i) all of Conexant's and each Conexant Subsidiary's reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Mindspeed, (ii) Conexant and the Conexant Subsidiaries may, at any time, without liability or obligation to Mindspeed or any Mindspeed Subsidiary (other than as set forth in Section 5.01(d)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify the Property Policy (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (iii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Conexant, any Conexant Subsidiary or any Affiliate of Conexant or any Conexant Subsidiary in respect thereof, and (iv) such claims will be subject to exhaustion of existing aggregate limits. Conexant's obligation to use commercially reasonable efforts to assist Mindspeed in asserting claims under the Property Policy will include using commercially reasonable efforts in assisting Mindspeed to establish its right to coverage under the Property Policy (so long as all of Conexant's costs and expenses in connection therewith are promptly paid by Mindspeed). None of Conexant or the Conexant Subsidiaries will bear any Liability for the failure of the insurer to pay any Mindspeed claim under the Property Policy. Within five (5) Business Days after the Time of Distribution, Mindspeed will reimburse Conexant for its pro rata portion of the premium paid by Conexant under the Property Policy reasonably determined by Conexant to be attributable to Mindspeed for the period from the Time of Distribution to June 30, 2003.

                  (d) Conexant Actions. In the event that after the Time of Distribution Conexant or any Conexant Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Mindspeed has rights to assert claims pursuant to Section 5.01(b) and Section 5.01(c) in a manner that would adversely affect any such rights of Mindspeed, (i) Conexant will give Mindspeed prior notice thereof and consult with Mindspeed with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Conexant) and
(ii) Conexant will pay to Mindspeed its equitable share (which shall be determined by Conexant in good faith based on the amount of premiums paid by or allocated to the Mindspeed Business in respect of the applicable Policy) of any net proceeds actually received by Conexant from the insurer under the applicable Policy as a result of such action by Conexant (after deducting Conexant's reasonable costs and expenses incurred in connection with such action).

                  (e)      Administration. From and after the Time of
Distribution:

                  (i) Conexant or a Conexant Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Conexant and the Conexant Subsidiaries under Policies; and

                  (ii) Mindspeed or a Mindspeed Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Mindspeed and the Mindspeed Subsidiaries under Policies.

                  (f) Insurance Premiums. From and after the Time of Distribution, Conexant will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Time of Distribution, whereupon Mindspeed will, upon the request of Conexant, forthwith reimburse

Conexant for that portion of such premiums paid by Conexant as are reasonably determined by Conexant to be attributable to the Mindspeed Business.

                  (g) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Conexant and/or a Conexant Subsidiary, on the one hand, and Mindspeed and/or a Mindspeed Subsidiary, on the other hand, relating to the same occurrence, Conexant and Mindspeed agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(g) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

                  (h) Directors' and Officers' Insurance. Conexant will use commercially reasonable efforts to cause the persons currently serving as directors and/or officers of Conexant or any Subsidiary of Conexant who will be, effective as of the Time of Distribution, directors and/or officers of Mindspeed or any Mindspeed Subsidiary to be covered for a period of six years from the Time of Distribution with respect to claims arising from facts or events which occurred prior to the Time of Distribution by the directors' and officers' liability insurance policies maintained by Conexant during such six-year period following the Time of Distribution for all persons who served as directors and/or officers of Conexant or any Conexant Subsidiary prior to the Time of Distribution with respect to claims arising from facts or events which occurred prior to the Time of Distribution. The parties understand and acknowledge that coverage under such directors' and officers' liability insurance policies will continue so long as the continuity date under such policies remains December 31, 1998. Conexant shall be under no obligation to purchase run-off coverage in the event that the continuity date under such policies changes. In addition, Conexant shall not be restricted from reducing the amount of directors' and officers' liability insurance coverage purchased after the Time of Distribution so long as the coverage for the Mindspeed directors and officers is no less than the coverage purchased for Conexant's ongoing directors and officers.

                  Section 5.02 Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, subject to Section 5.02(b), Conexant will own all rights of Conexant or any of its Subsidiaries (including members of the Mindspeed Group) in, and to the use of, the Conexant Marks. Prior to or promptly after the Time of Distribution (but in no event later than 90 days after the Time of Distribution in the case of United States Persons and 180 days after the Time of Distribution in the case of non-United States Persons), Mindspeed will change the name of any Mindspeed Subsidiary or other Person under its control to eliminate therefrom the names "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all derivatives thereof.

                  (b) From and after the Time of Distribution, except as permitted in this Section 5.02(b), the Mindspeed Group will not use or have any rights to the Conexant Marks or any name, mark or symbol confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol which contains, represents or evokes the Conexant Marks or any name or mark confusingly similar thereto. From and after the Time of Distribution, the Mindspeed Group will not hold itself out as having any affiliation with the Conexant Group. However, Conexant hereby grants to Mindspeed a non-exclusive, non-transferable (other than by way of sublicenses to members of the Mindspeed Group) license to utilize without obligation to pay royalties to Conexant the names, trademarks, trade names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs, packaging and products of the Mindspeed Business, but only as described in paragraphs (i) through (v) of this Section 5.02(b), subject to the terms and conditions of this Section 5.02(b) and Section 5.02(c), in each case in the same manner and to the same extent as such names, trademarks, trade names, service marks, corporate symbols or logos were used by the Mindspeed Business at any time within the two year period preceding the Distribution:

                  (i) All documents constituting Mindspeed Assets as of the Time of Distribution within the following categories may be used for the duration of the periods following the Distribution indicated below or until the supply is exhausted, whichever is the first to occur:

                                                                          Maximum Period
                                                                          of Permitted Use
                                                                          Following the
Category of Documents                                                     Distribution
---------------------                                                     ------------
A.    Stationery                                                          6 months
B.    Invoices, purchase orders, debit and credit memos and other
      similar documents of a transactional nature                         6 months
C.    Business cards                                                      6 months
D.    Other outside forms such as packing lists, labels, packing
      materials and cartons, etc.                                         6 months
E.    Forms for internal use only                                         6 months
F.    Product literature                                                  6 months;

         provided, however, that Mindspeed will cause each document within any of the above categories A, B or F used for any purpose within the stated period to clearly and prominently display a statement, the form of which is approved by Conexant, to the effect that the Mindspeed Group was formerly affiliated with Conexant.

                  (ii) All vehicles constituting Mindspeed Assets as of the Time of Distribution may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) for a period not to exceed six months following the Distribution Date or the date of disposition of the vehicle, whichever is the first to occur. Mindspeed will cause all markings on such vehicles to be removed or permanently obscured prior to the disposition of such vehicles.

                  (iii) Within six months following the Distribution Date, Mindspeed will remove or cause to be removed from display all signs and displays which contain the Conexant Marks.

                  (iv) Products of the Mindspeed Business may have applied thereto the names, trademarks, trade names or service marks "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto for a period of six months after the Distribution.

                  (v) Products of the Mindspeed Business in finished goods inventory and work in process (to the extent the same bear the name, trademark, trade name or service mark "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto as of the Time of Distribution or have any such name, trademark, trade name, service mark, corporate symbol or logo applied to them in accordance with paragraph (iv) above) may be disposed of without re-marking.

                  (c)      (i)      Apart from the rights granted under Section
5.02(b), no member of the Mindspeed Group shall have any right, title or interest in, or to the use of, the Conexant Marks, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 5.02(b), in no event will any member of the Mindspeed Group utilize the Conexant Marks as a component of a company or trade name. Mindspeed will not, and will cause each other member of the Mindspeed Group not to, challenge or contest the validity of the Conexant Marks, the registration thereof or the ownership thereof by the Conexant Group. Mindspeed will not, and will cause each other member of the Mindspeed Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of the Conexant Marks. If, notwithstanding the foregoing, any member of the Mindspeed Group develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any Conexant Marks in any jurisdiction, or any goodwill incident thereto, Mindspeed will, and will cause the Mindspeed Subsidiaries, upon the request of Conexant, and for a nominal consideration of one dollar, assign or cause to be assigned to Conexant or any designee of Conexant, all right, title and interest in, and to the use of, such Conexant Marks in any and all jurisdictions, together with any goodwill incident thereto.

                  (ii) If the laws of any country require that any mark subject to Section 5.02(b) or the right of any member of the Mindspeed Group to use any mark as permitted by Section 5.02(b) be registered in order to fully protect the Conexant Group, Conexant and Mindspeed will cooperate in constituting such member of the Mindspeed Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such mark or the use by any member of the Mindspeed Group of any such mark be registered prior to use in order to protect fully the Conexant Group, the license granted pursuant to Section 5.02(b) will not extend to such country until such registration has been effected to the reasonable satisfaction of Conexant. Any expenses for registering such mark or constituting such member of the Mindspeed Group as a registered user in any country shall be borne by Mindspeed. Any registration of such member of the Mindspeed Group as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the Mindspeed Group of the terms of this Section 5.02 and Mindspeed will, upon request of Conexant, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

                  (iii) Conexant will have the right to terminate the license granted in Section 5.02(b) upon 30 days written notice to Mindspeed for any material failure by any member of the Mindspeed Group to observe the terms of
Section 5.02(b) or this Section 5.02(c), provided that such failure is not remedied prior to the effectiveness of the termination.

                  (iv) Mindspeed hereby constitutes and appoints Conexant the true and lawful attorney of Mindspeed and its Subsidiaries to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause Mindspeed and its Subsidiaries to perform any of their obligations set forth in this Section 5.02(c), provided however, that Conexant will provide Mindspeed sixty days written notice prior to executing such documents or commencing such steps.

                  Section 5.03 License of Intellectual Property.

         (a)      Licenses from Conexant to Mindspeed.

                  (i)      Conexant-Owned Intellectual Property. Subject to
         Section 5.03(a)(v) and Section 5.03(c) and subject to any licenses or rights previously granted to a third party, effective as of the Time of Distribution, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to the Mindspeed Group a nonexclusive, worldwide, irrevocable (except as provided in Section 5.03(a)(vi)), royalty-free license, without the right to assign or grant sublicenses except as provided in Sections 5.03(a)(iii) and (iv), under all Intellectual Property that constitutes Conexant Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) and that the Conexant Group has a right to license without the payment of royalties or other fees to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, import, sell, offer for sale, and otherwise dispose of Mindspeed Products and to practice any process involved in the use or manufacture thereof. For purposes of this Section 5.03, a product will be considered a "Mindspeed Product" if the specifications and designs of such product (taken as a whole) are developed or owned by, or exclusively licensed to, Mindspeed or a Mindspeed Subsidiary (even if the specifications and designs of individual components of such Product are not owned or developed by or exclusively licensed to Mindspeed or a Mindspeed Subsidiary).

                  (ii) Third-Party Intellectual Property. Solely to the extent allowed (without Conexant or any Conexant Subsidiary being required to pay any royalty or other fee to a third party) by, and subject to all applicable terms, conditions, limitations and requirements of, any Contract pursuant to which Intellectual Property owned by a third party is licensed to Conexant or any Conexant Subsidiary, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to the Mindspeed Group a nonexclusive, worldwide, irrevocable (except as provided in Section 5.03(a)(vi)), royalty-free sublicense, without the right to assign or grant further sublicenses except as provided in Sections 5.03(a)(iii) and (iv), under such third-party Intellectual Property, (A) with respect to any copyrighted work included in such third-party Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, import, sell, offer for sale, and otherwise dispose of Mindspeed Products and to practice any process involved in the use or manufacture thereof. If, at any time after the Time of Distribution, Mindspeed becomes aware of any Intellectual Property owned by a third party that was licensed to Conexant or a Conexant Subsidiary as of the Time of Distribution and that Conexant or the Conexant Subsidiary had (at the Time of Distribution) and continues to have the right to sublicense to the Mindspeed Group (or any portion thereof) without being required to pay any royalty or other fee to the third party, but that was not effectively sublicensed to the Mindspeed Group pursuant to the previous sentence, then at Mindspeed's written request, Conexant will grant, or (provided that the relevant Conexant Subsidiary is at the time a wholly-owned subsidiary of Conexant) cause the Conexant Subsidiary to grant, to the Mindspeed Group (or if sublicensing to the entire Mindspeed Group is not allowed, to a portion thereof, to the maximum extent allowed), a nonexclusive, royalty-free sublicense to such third-party Intellectual Property, to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Conexant or the Conexant Subsidiary.

                  (iii) Assignment of License Rights. Mindspeed or a Mindspeed Subsidiary may assign any or all of its rights under the license granted in Section 5.03(a)(i) (other than the right to sublicense provided in Section 5.03(a)(iv)) to any entity that is, at the time of such assignment, a direct or indirect wholly-owned subsidiary of Mindspeed. Except as expressly provided in the preceding sentence and in Section 5.03(a)(iv), and notwithstanding anything to the contrary in this Agreement, neither Mindspeed nor any Mindspeed Subsidiary may assign or otherwise transfer any of its rights under such license (whether in insolvency proceedings, in corporate mergers, by acquisition or other change of control or otherwise), and any purported assignment or transfer in violation hereof will be null and void. Mindspeed or a Mindspeed Subsidiary may assign any or all of its rights under any sublicense of third-party Intellectual Property granted in Section 5.03(a)(ii) to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Conexant or a Conexant Subsidiary.

                  (iv) Sublicensing. Subject to Section 5.03(a)(v)(B), Mindspeed or a Mindspeed Subsidiary may sublicense any or all of its rights under the license granted in Section 5.03(a)(i) (other than the right to sublicense provided herein) (A) to any entity that is, at the time when such sublicense grant is made, a direct or indirect wholly-owned subsidiary of Mindspeed; (B) to any third party in connection with a divestiture, sale, or spin-off of any business unit, product line, or business operation of Mindspeed or a Mindspeed Subsidiary; and/or (C) to any third party that works under a joint development agreement with Mindspeed to jointly develop a new Mindspeed Product or to jointly redevelop an existing Mindspeed Product wherein the Mindspeed contribution comprises a substantial hardware contribution to the resulting Mindspeed Product developed under the joint development agreement. Except as expressly provided in the preceding sentence, and notwithstanding anything to the contrary in this Agreement, neither Mindspeed nor any Mindspeed Subsidiary may sublicense any of its rights under such license, and any purported sublicense in violation hereof will be null and void. Mindspeed or a Mindspeed Subsidiary may sublicense any or all of its rights under any sublicense of third-party Intellectual Property granted in Section 5.03(a)(ii) to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Conexant or the Conexant Subsidiary.

                  (v)      Limitations on Mindspeed's Rights.

                           (A) Change in Control. If Mindspeed or any Mindspeed Subsidiary undergoes a Change in Control, the rights licensed to Mindspeed or such Mindspeed Subsidiary, as the case may be, in
         Section 5.03(a)(i) will be limited at all times after such Change in Control to (i) Mindspeed Products being developed, manufactured, or sold by or for Mindspeed or the Mindspeed Subsidiary, as the case may be, immediately prior to the time of such Change in Control, (ii) future versions of such Mindspeed Products, and (iii) Successor Products of such Mindspeed Products developed by or for Mindspeed or the Mindspeed Subsidiary after the Change in Control occurs, and in no event will such licenses or rights be deemed to extend to products already developed or being developed, manufactured, or sold by or for any third party involved in the Change in Control immediately prior to the time of the Change in Control.

                           (B) Sublicense. If Mindspeed or any Mindspeed Subsidiary grants a sublicense permitted under Section 5.03(a)(iv) to any of the rights licensed to Mindspeed or such Mindspeed Subsidiary, as the case may be, in Section 5.03(a)(i), to any person or entity that is not a direct or indirect wholly-owned subsidiary of Mindspeed, the rights sublicensed to the third party will cover and be limited to, at all times after such sublicense grant, (i) Mindspeed Products being developed, manufactured, or sold by or for Mindspeed or the Mindspeed Subsidiary immediately prior to the time of such sublicense grant, (ii) future versions of such Mindspeed Products, and (iii) Successor Products of such Mindspeed Products developed by or for the sublicensee after the sublicense grant occurs, and in no event will such sublicensed rights be deemed to extend to products already developed or being developed, manufactured, or sold by or for the sublicensee immediately prior to the time of the sublicense grant.

                  (vi) Termination. If Mindspeed or a Mindspeed Subsidiary purports to assign or sublicense rights licensed to it in this Section 5.03(a) in willful and knowing breach of this Section 5.03(a), Conexant may, in addition to all other rights and remedies it may have, terminate the license or sublicense granted to Mindspeed or the Mindspeed Subsidiary, as the case may be, under which Mindspeed or the Mindspeed Subsidiary was attempting to assign or sublicense rights. Such termination will be effective immediately when the notice of termination is given to Mindspeed or the Mindspeed Subsidiary by Conexant.

                  (b)      License of Mindspeed Intellectual Property to
         Conexant.

                  (i)      Mindspeed-Owned Intellectual Property. Subject to
         Section 5.03(b)(v) and Section 5.03(c) and subject to any licenses or rights previously granted to a third party, effective as of the Time of Distribution, Mindspeed, on behalf of itself and the Mindspeed Subsidiaries, hereby grants to the Conexant Group a nonexclusive, worldwide, irrevocable (except as provided in Section 5.03(b)(vi)), royalty-free license, without the right to assign or grant sublicenses except as provided in Sections 5.03(b)(iii) and (iv), under all Intellectual Property that constitutes Mindspeed Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) and that the Mindspeed Group has a right to license without the payment of royalties or other fees to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, import, sell, offer for sale, and otherwise dispose of Conexant Products and to practice any process involved in the use or manufacture thereof. For purposes of this Section 5.03, a product will be considered a "Conexant Product" if the specifications and designs of such product (taken as a whole) are developed or owned by, or exclusively licensed to, Conexant or a Conexant Subsidiary (even if the specifications and designs of individual components of such Product are not owned or developed by or exclusively licensed to Conexant or a Conexant Subsidiary).

                  (ii) Third-Party Intellectual Property. Solely to the extent allowed (without Mindspeed or any Mindspeed Subsidiary being required to pay any royalty or other fee to a third party) by, and subject to all applicable terms, conditions, limitations and requirements of, any Contract pursuant to which Intellectual Property owned by a third party is licensed to Mindspeed or any Mindspeed Subsidiary, Mindspeed, on behalf of itself and the Mindspeed Subsidiaries, hereby grants to the Conexant Group a nonexclusive, worldwide, irrevocable (except as provided in Section 5.03(b)(vi)), royalty-free sublicense, without the right to assign or grant further sublicenses except as provided in Sections 5.03(b)(iii) and (iv), under such third-party Intellectual Property, (A) with respect to any copyrighted work included in such third-party

         Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, import, sell, offer for sale, and otherwise dispose of Conexant Products and to practice any process involved in the use or manufacture thereof. If, at any time after the Time of Distribution, Conexant becomes aware of any Intellectual Property owned by a third party that was licensed to Mindspeed or a Mindspeed Subsidiary as of the Time of Distribution and that Mindspeed or the Mindspeed Subsidiary had (at the Time of Distribution) and continues to have the right to sublicense to the Conexant Group (or any portion thereof) without being required to pay any royalty or other fee to the third party, but that was not effectively sublicensed to the Conexant Group pursuant to the previous sentence, then at Conexant's written request, Mindspeed will grant, or (provided that the relevant Mindspeed Subsidiary is at the time a wholly-owned subsidiary of Mindspeed) cause the Mindspeed Subsidiary to grant, to the Conexant Group (or if sublicensing to the entire Conexant Group is not allowed, to a portion thereof, to the maximum extent allowed), a nonexclusive, royalty-free sublicense to such third-party Intellectual Property, to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Mindspeed or the Mindspeed Subsidiary.

                  (iii) Assignment of License Rights. Conexant or a Conexant Subsidiary may assign any or all of its rights under the license granted in Section 5.03(b)(i) (other than the right to sublicense provided in Section 5.03(b)(iv)) to any entity that is, at the time of such assignment, a direct or indirect wholly-owned subsidiary of Conexant. Except as expressly provided in the preceding sentence and in
         Section 5.03(b)(iv), and notwithstanding anything to the contrary in this Agreement, neither Conexant nor any Conexant Subsidiary may assign or otherwise transfer any of its rights under such license (whether in insolvency proceedings, in corporate mergers by acquisition or other change of control or otherwise), and any purported assignment or transfer in violation hereof will be null and void. Conexant or a Conexant Subsidiary may assign any or all of its rights under any sublicense of third-party Intellectual Property granted in Section 5.03(b)(ii) to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Mindspeed or a Mindspeed Subsidiary.

                  (iv) Sublicensing. Subject to Section 5.03(b)(v)(B), Conexant or a Conexant Subsidiary may sublicense any or all of its rights under the license granted in Section 5.03(b)(i) (other than the right to sublicense provided herein) (A) to any entity that is, at the time when such sublicense grant is made, a direct or indirect wholly-owned subsidiary of Conexant; (B) to any third party in connection with a divestiture, sale, or spin-off of any business unit, product line, or business operation of Conexant or a Conexant Subsidiary; and/or (C) to any third party that works under a joint development agreement with Conexant to jointly develop a new Conexant Product or to jointly redevelop an existing Conexant Product wherein the Conexant contribution comprises a substantial hardware contribution to the resulting Conexant

         Product developed under the joint development agreement. Except as expressly provided in the preceding sentence, and notwithstanding anything to the contrary in this Agreement, neither Conexant nor any Conexant Subsidiary may sublicense any of its rights under such license, and any purported sublicense in violation hereof will be null and void. Conexant or a Conexant Subsidiary may sublicense any or all of its rights under any sublicense of third-party Intellectual Property granted in Section 5.03(b)(ii) to the maximum extent (and solely to this extent) allowed under, and subject to all applicable terms, conditions, limitations and requirements of, the Contract pursuant to which such third-party Intellectual Property is licensed to Mindspeed or a Mindspeed Subsidiary.

                  (v)      Limitations on Conexant's Rights.

                           (A) Change in Control. If Conexant or any Conexant Subsidiary undergoes a Change in Control, the rights licensed to Conexant or such Conexant Subsidiary, as the case may be, in Section 5.03(b)(i) will be limited at all times after such Change in Control to
         (i) Conexant Products being developed, manufactured, or sold by or for Conexant or the Conexant Subsidiary, as the case may be, immediately prior to the time of such Change in Control, (ii) future versions of such Conexant Products, and (iii) Successor Products of such Conexant Products developed by or for Conexant or the Conexant Subsidiary after the Change in Control occurs, and in no event will such licenses or rights be deemed to extend to products already developed or being developed, manufactured, or sold by or for any third party involved in the Change in Control immediately prior to the time of the Change in Control.

                           (B) Sublicense. If Conexant or any Conexant Subsidiary grants a sublicense permitted under Section 5.03(b)(iv) to any of the rights licensed to Conexant or such Conexant Subsidiary, as the case may be, in Section 5.03(b)(i), to any person or entity that is not a direct or indirect wholly-owned subsidiary of Conexant, the rights sublicensed to the third party will cover and be limited to, at all times after such sublicense grant, (i) Conexant Products being developed, manufactured, or sold by or for Conexant or the Conexant Subsidiary immediately prior to the time of such sublicense grant, (ii) future versions of such Conexant Products, and (iii) Successor Products of such Conexant Products developed by or for the sublicensee after the sublicense grant occurs, and in no event will such sublicensed rights be deemed to extend to products already developed or being developed, manufactured, or sold by or for the sublicensee immediately prior to the time of the sublicense grant.

                  (vi) Termination. If Conexant or a Conexant Subsidiary purports to assign or sublicense rights licensed to it in this Section 5.03(b) in willful and knowing breach of this Section 5.03(b), Mindspeed may, in addition to all other rights and remedies it may have, terminate the license or sublicense granted to Conexant or the Conexant Subsidiary, as the case may be, under which Conexant or the Conexant Subsidiary was attempting to assign or sublicense rights. Such termination will be effective immediately when the notice of termination is given to Conexant or the Conexant Subsidiary by Mindspeed.

                  (c) Order of Precedence. In the event of any inconsistency or conflict between this Section 5.03 and either (i) the License and Assignment Agreement or (ii) the Patent License Agreement, the License and Assignment Agreement or the Patent License Agreement, as the case may be, will control. Nothing in this Section 5.03 will be construed as granting or conveying any right or license to any Intellectual Property (including Intellectual Property owned by a third party) that is licensed or sublicensed pursuant to the License and Assignment Agreement or the Patent License Agreement.

                  (d)      Definitions. Solely for purposes of this Section
5.03:

                  (i) "Change in Control" of an entity means the occurrence of any of the following: (i) a sale of assets representing more than fifty percent (50%) of the net book value or fair market value of such entity's consolidated assets (in a single transaction or in a series of related transactions) other than to one or more direct or indirect wholly-owned subsidiaries of such entity; (ii) a merger or consolidation of such entity with a third party, whether or not such entity is the surviving entity, in which such entity's stockholders immediately before such merger or consolidation do not own, directly or indirectly, more than fifty percent (50%) of the outstanding stock of the surviving entity; or (iii) an acquisition, other than in a merger or consolidation of the type referred to in clause (ii) of this sentence, of beneficial ownership of outstanding voting securities of such entity representing at least fifty percent (50%) of the combined voting power of such entity, in a single transaction or series of related transactions.

                  (ii) "Successor Product" shall mean, with respect to a product, a new product based on the same core technology that has substantially similar features and functionality (with or without enhancements or improvements thereto) and that is marketed and distributed under a different name instead of as a new version of the original product.

                  (iii) "Under Development". For purposes of this Section 5.03, the phrase "being developed" by an entity means, with respect to a product, that such entity is actively engaged in the development of the product (as reflected in such entity's laboratory notebooks, product development plans and reports, and other documents and records), either alone or in conjunction with a third party, pursuant to existing functional specifications (which need not be detailed technical specifications) and a development schedule or timeline.

                  (e)      Defensive Use of Other Party's Patents.

                  (i) From and after the Time of Distribution, each party has and retains the unrestricted right to enforce against any third party such Intellectual Property rights as that party then owns. Notwithstanding the grant of any license or sublicense to the other party (or the members of such other party's Group) under Section 5.03(a) or 5.03(b), the owner of such Intellectual Property (the "Owner") may enforce the same without any obligation to the other party.

                  (ii) Upon the occurrence of any dispute involving Intellectual Property, including a pre-litigation dispute, (an "IP Dispute") either party may request (the requesting party referred to hereinafter as "Requestor") from the other party who is the Owner of the applicable Intellectual Property, the right to use certain Intellectual Property owned by the Owner for defensive purposes, but only during the five-year period following the Distribution Date, unless such date is extended in writing by both parties, and subject to strict compliance with the provisions of Section 5.03(e)(i) - (xvi), each of which is material.

                  (iii) A Requestor who desires to use the Owner's Intellectual Property for defensive purposes in connection with an IP Dispute in accordance with this section 5.03(e) shall first confer with the Owner and submit in writing the proposed terms and conditions of any proposed license to a third party who is a party to the IP Dispute (the "Third Party") or the plan of enforcement (the "Enforcement Plan"), including the identity of the Third Party and a list of Intellectual Property proposed to be licensed or enforced.

                  (iv) The Owner may reject or condition the proposed terms and conditions of the license or the Enforcement Plan for any of the following reasons:

                           (A) The proposed license or Enforcement Plan would violate or conflict with any contractual obligation of the Owner;

                           (B) The requested Intellectual Property is encumbered and the proposed license or Enforcement Plan is prohibited by such encumbrance;

                           (C) The proposed terms and conditions of the license would impose obligations on the Owner other than or in addition to a naked patent grant including, without limitation, the obligations to enforce the patent(s) or to transfer technology; or

                           (D) The Owner can demonstrate a significant, near-term competitive harm to its business other than one specified in subparts (A)-(C) above, and including but not limited to evidence of imminent threat of suit by the same Third Party, were the proposed license to be granted or the Enforcement Plan be carried out.

                  (v) In response to a request by a Requestor to use the Owner's patents for defensive purposes in connection with an IP Dispute in accordance with this Section 5.03(e), the Owner may either:

                           (A) Initiate suit against the alleged infringer as a co-party with the Requestor; or

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

                           (B) Assign to the Requestor the Intellectual Property rights necessary for the Requestor to initiate suit or counter-claim in its own name along with the rights necessary to obtain remedies for past infringement; provided, however, that subject to the Owner's discretion, if the Requestor negotiates a license for itself from the Third Party, Requestor agrees to use commercially reasonable efforts to secure a comparable license for the benefit of the Owner.

                  (vi) The Owner will cooperate as reasonably required for the Requestor to resolve the controversy with the Third Party and, if necessary, to enforce the Intellectual Property rights, whether as a co-party with the Requestor, or as assignor to the Requestor, provided that all costs to the Owner occasioned thereby shall be promptly and fully paid by the Requestor.

                  (vii) If the Owner elects to commence suit along with the Requestor as co-plaintiff as provided in Section 5.03(e)(v)(A) above, the Requestor shall be responsible for all costs for prosecution of the suit and shall control prosecution of the suit through settlement or judgment as the Requestor considers appropriate; provided, however, that the Owner may, at its own expense, be represented by its own counsel and participate in the proceedings and any settlement, subject to the Requestor's right of control.

                  (viii) If the Owner elects to assign the Intellectual Property rights to the Requestor as provided in Section 5.03(e)(v)(B) above, any such assignment shall be subject to the reservation to the Owner of an irrevocable, freely assignable, royalty-free, world-wide license to practice the assigned Intellectual Property rights in the Owner's business on terms and conditions agreed to by the parties and subject to the following conditions:

                           (A) The Requestor may enforce up to a maximum of 10 of the Owner's patents for each IP Dispute;

                           (B) Subject to applicable laws, any Intellectual Property rights assigned to the Requestor pursuant to Section 5.03(e)(v)(B) will be reassigned back to the Owner immediately following the conclusion of the IP Dispute; and

                           (C) With respect to the Owner's patents, the Requestor agrees to zealously assert infringement, defend validity and not stipulate to invalidity or non-infringement of any claim.

                  (ix) Anything contained herein to the contrary notwithstanding, the Owner will not be required to initiate suit, assign Intellectual Property rights to the Requestor or otherwise cooperate in the enforcement of Intellectual Property rights if the putative defendant or party against which enforcement is sought is a duly authorized licensee or sub-licensee of the Owner under the Intellectual Property rights sought to be enforced by the Requestor.

                  (x) No license shall become effective and no rights shall be granted to a Third Party unless and until the Owner has approved in writing all of the terms and conditions of the proposed license, such terms and conditions will include at a minimum:

                           (A) a non-exclusive license grant to the Third Party; and

                           (B) a clause that revokes said license grant in the event that the Third Party, its successors and/or assigns, initiates a patent infringement suit against the Owner.

                  (xi) The Requestor and the Owner shall share equally any royalties and/or damages recovered after reimbursement to the Requestor of any costs and expenses associated with the grant of any license or damages under this Section 5.03(e).

                  (xii)    The rights granted between the parties under this
         Section 5.03(e) shall expire five years from the Time of Distribution; provided, however, that any license granted to a Third Party may be made for the life of the patent rights underlying such grant and all such licenses shall survive expiration of this Section 5.03(e) and remain in full force and effect for the duration of the license.

                  (xiii) Anything contained herein to the contrary notwithstanding, the rights granted between the parties under this
         Section 5.03(e) are personal and nontransferable by either party to any other Person, whether or not in connection with the sale of any party's business or any portion thereof. The rights granted between the parties under this Section 5.03(e) shall, unless otherwise agreed in writing, terminate upon a Change in Control of either party; provided, however, that licenses granted prior to such termination shall remain in full force and effect for the duration of the license.

                  (xiv) In any dispute between the parties arising under the provisions of this Section 5.03(e) with respect to the right to grant a license or the scope of such license, the General Counsel of Conexant and the General Counsel of Mindspeed will attempt a good faith resolution of such dispute within thirty days after either party notifies the other of such dispute. If such dispute is not resolved within thirty days of such notification, such dispute will be referred for resolution to the Chief Executive Officers and, ultimately, to the respective Chairmen of the Board of Conexant and Mindspeed, whose joint decision will be final and binding on the parties. Notwithstanding anything contained in this Agreement to the contrary, this Section 5.03(e)(xiv) shall be the parties' exclusive remedy with respect to claims arising under the provisions of this Section 5.03(e).

                  (xv) Conexant makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any Intellectual Property rights licensed by Conexant and the Conexant Subsidiaries pursuant to this Section 5.03(e) and Conexant has no obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. Conexant will, at no cost to Mindspeed, promptly execute or cause a member of the Conexant Group promptly to execute such further documents as Mindspeed may reasonably request as necessary or desirable to carry out the terms of this
         Section 5.03(e). Notwithstanding anything contained herein to the contrary, this Section 5.03(e) will not be applicable to any rights in and use of the names, trademarks, trade names and service marks "Conexant" and "Conexant Systems" and all corporate symbols and logos related thereto and all names, trademarks, trade names and service marks which include the words "Conexant" or "Conexant Systems" or any derivative thereof.

                  (xvi) Mindspeed makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any Intellectual Property rights licensed by Mindspeed and Mindspeed Subsidiaries pursuant to this Section 5.03(e) and Mindspeed has no obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. Mindspeed will, at no cost to Conexant, promptly execute or cause a member of the Mindspeed Group promptly to execute such further documents as Conexant may reasonably request as necessary or desirable to carry out the terms of this
         Section 5.03(e).

                  Section 5.04 Jazz Warrant. Effective as of the Time of Distribution Mindspeed will issue to the holder of the Jazz Warrant a warrant to purchase shares of Mindspeed Common Stock (the "New Jazz-Mindspeed Warrant"), pursuant to the equitable adjustment and other provisions of the Jazz Warrant. The number of shares of Mindspeed Common Stock subject to the New Jazz-Mindspeed Warrant and the per-share exercise price of the New Jazz-Mindspeed Warrant will be determined as set forth in the Jazz Warrant. The New Jazz-Mindspeed Warrant will otherwise have substantially the same terms and conditions as the Jazz Warrant, except that references to Conexant will be changed to refer to Mindspeed.

                  Section 5.05 Charitable Funds. As promptly as practicable after the Time of Distribution, Conexant and Mindspeed shall cooperate and take actions reasonably required to effect the transfer of $300,000 from the Conexant Systems Charitable Fund, a donor advisor fund established by Conexant and administered through the California Community Foundation, to a charitable fund to be established by Mindspeed and also administered through the California Community Foundation.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

                  Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Time of Distribution, Conexant shall deliver to Mindspeed all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Mindspeed Group and all corporate books and records of the Mindspeed Group in its possession, including, in each case, all active agreements and

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

active litigation files. From and after the Time of Distribution, all such books and records shall be the property of Mindspeed. Prior to or as promptly as practicable after the Time of Distribution, Mindspeed shall deliver to Conexant all corporate books and records of the Conexant Group in Mindspeed's possession (other than the books and records described in the first sentence of this Section 6.01), including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books and records shall be the property of Conexant.

                  Section 6.02 Access to Information. (a) From and after the Time of Distribution, Conexant will, and will cause each Conexant Subsidiary to, afford to Mindspeed and its Representatives (at Mindspeed's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Conexant Group's possession or control relating to Mindspeed, any Mindspeed Subsidiary, any Mindspeed Asset, any Mindspeed Liability or the Mindspeed Business, insofar as such access is reasonably required by Mindspeed or any Mindspeed Subsidiary, subject to the provisions below regarding Privileged Information.

                  (b) From and after the Time of Distribution, Mindspeed will, and will cause each Mindspeed Subsidiary to, afford to Conexant and its Representatives (at Conexant's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the Mindspeed Group's possession or control relating to Conexant, any Conexant Subsidiary, any Conexant Asset, any Conexant Liability or the Broadband Business, insofar as such access is reasonably required by Conexant or any Conexant Subsidiary, subject to the provisions below regarding Privileged Information.

                  (c) Without limiting the foregoing, Information may be requested under this Article VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

                  In furtherance of the foregoing:

                  (i) Each party acknowledges that (A) each of Conexant and Mindspeed (and the members of the Conexant Group and the Mindspeed Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Conexant Group and the Mindspeed Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of Conexant and Mindspeed intends that the transactions contemplated by the Separation Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

                  (ii) Each of Conexant and Mindspeed agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any

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

         privilege attaching to any Privileged Information relating to the business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Conexant Group and any member of the Mindspeed Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

                  (iii) Upon any member of the Conexant Group or any member of the Mindspeed Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and a description of all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(c)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

                  Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Time of Distribution, each of Conexant and Mindspeed will, and will cause each member of the Conexant Group and the Mindspeed Group, respectively, to, make available to the other party and members of such other party's Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the business of either Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

                  Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the pre-Distribution business, Assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Conexant and Mindspeed will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Conexant records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group's possession or under its control. In addition, if, prior to the scheduled date for destruction or disposal of such Information under the applicable Conexant records retention policy,

Conexant or Mindspeed, on behalf of any member of its Group, requests in writing that any of the Information scheduled to be destroyed or disposed of be delivered to such requesting party, the party whose Group is scheduled to destroy or dispose of such Information will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party, at or about the time such Information would have otherwise been destroyed or disposed of.

                  Section 6.05 Confidentiality. Subject to the provisions of
Section 6.02, which shall govern Privileged Information, from and after the Time of Distribution, each of Conexant and Mindspeed shall hold, and shall use reasonable efforts to cause members of its Group and its and their Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group in its possession or control prior to the Time of Distribution or furnished to it by such other party's Group pursuant to the Separation Agreements or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except members of its Group and its and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Conexant Group or the Mindspeed Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party (at the expense of the other party) to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 6.05 by its Affiliates, Representatives and Subsidiaries. Notwithstanding the foregoing, each of Conexant and Mindspeed will be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                  ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.01 Entire Agreement; Construction. The Separation Agreements, the Financing Agreements, the License and Assignment Agreement and the Patent License Agreement including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Separation Agreements to the contrary, (i) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement, the Tax Allocation Agreement, the License and Assignment Agreement or the Patent License Agreement, the provisions of the Employee Matters Agreement, the Tax Allocation Agreement, the License and Assignment Agreement or the Patent License Agreement, as appropriate, will control and (ii) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Conveyance and Assumption Instruments, the provisions of this Agreement will control.

                  Section 7.02 Survival of Agreements. Except as otherwise contemplated by the Separation Agreements (including Section 7.13 of this Agreement), all covenants and agreements of the parties contained in the Separation Agreements will remain in full force and effect and survive the Time of Distribution. The obligations of each of Conexant and Mindspeed under Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities with respect to any Indemnifiable Losses of the other related to such assets, businesses or Liabilities.

                  Section 7.03 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                  Section 7.04 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three Business Days after being so mailed (one Business Day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      If to Conexant:

                           Conexant Systems, Inc.
                           4311 Jamboree Road
                           Newport Beach, California 92660-3095

                           Attention: Dwight W. Decker
                                      Chairman of the Board and Chief
                                      Executive Officer
                           Telecopy:  (949) 483-4318
                           E-mail:    dwight.decker@conexant.com
                           with a copy to:

                           Conexant Systems, Inc.
                           4311 Jamboree Road
                           Newport Beach, California 92660-3095

                           Attention: Dennis E. O'Reilly, Esq.
                                      Senior Vice President, General Counsel
                                        and Secretary
                           Telecopy:  (949) 483-9475
                           E-mail:    dennis.o'reilly@conexant.com

                  (b)      If to Mindspeed:

                           Mindspeed Technologies, Inc.
                           4000 MacArthur Boulevard
                           Newport Beach, California 92660-3095

                           Attention: Raouf Y. Halim
                                      Chief Executive Officer
                           Telecopy:  (949) 579-6106
                           E-mail:    raouf.halim@mindspeed.com

                           with a copy to:

                           Mindspeed Technologies, Inc.
                           4000 MacArthur Boulevard
                           Newport Beach, California 92660-3095

                           Attention: Ian J. Stock, Esq.
                                      Senior Vice President, General
                                      Counsel and Secretary
                           Telecopy:  (949) 579-3000
                           E-mail:    ian.stock@mindspeed.com

                  Section 7.05 Dispute Resolution. Except as otherwise provided in Section 5.03(e)(xiv), in the event that from and after the Time of Distribution any dispute, claim or controversy (collectively, a "Dispute") arises out of or relates to this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement or any transaction contemplated thereby or the breach, performance, enforcement or validity or invalidity of any thereof, the designees of the Conexant Chief Executive Officer and the Mindspeed Chief Executive Officer will attempt a good faith resolution of the Dispute within thirty days after either party notifies the other party in writing of the Dispute. If the Dispute is not resolved within thirty days of the receipt of the notification, or within such other time as they may agree, the Dispute will be referred for resolution to the Conexant Chief Executive Officer and the Mindspeed Chief Executive Officer. Should they be unable to resolve the Dispute within thirty days following the referral to them, or within such other time as they may agree,
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

Conexant and Mindspeed will then attempt in good faith to resolve such Dispute by mediation in accordance with the then-existing CPR Mediation Procedures promulgated by the CPR Institute for Dispute Resolution. If such mediation is unsuccessful within sixty days after commencement thereof, any party to the Dispute may pursue any other remedies available to it.

                  Section 7.06 Consent to Jurisdiction. Each of Conexant and Mindspeed irrevocably submits to the exclusive jurisdiction of (i) the Superior Court of the State of California, Orange County and (ii) the United States District Court for the Central District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement or any transaction contemplated thereby or the breach, performance, enforcement or validity or invalidity of any thereof (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of Conexant and Mindspeed further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 7.04 will be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Conexant and Mindspeed irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement or the transactions contemplated thereby or the breach, performance, enforcement or validity or invalidity of any thereof in (i) the Superior Court of the State of California, Orange County or (ii) the United States District Court for the Central District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

                  Section 7.07 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Conexant and Mindspeed.

                  Section 7.08 Assignment. Except as otherwise provided herein, neither party will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion. Notwithstanding the foregoing, but subject to the provisions of Section 5.03, either party may (without obtaining any consent) assign all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such party, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of such party as a whole or of any line of business or division of such party, or (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such party or any line of business or division of such party. In the event of an assignment pursuant to (ii) or (iii) above, the nonassigning party shall, at the assigning party's request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the

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

rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any conveyance, assignment or transfer requiring the prior written consent of another party pursuant to this
Section 7.08 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

                  Section 7.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States Dollars.

                  Section 7.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  Section 7.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that the provisions of Sections 4.02 and 4.03 shall inure to the benefit of and shall be enforceable by the Persons referred to therein.

                  Section 7.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

                  Section 7.13 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Conexant Board without the approval of Mindspeed or Conexant's shareowners. In the event of such termination, neither party will have any liability of any kind to the other party on account of such termination.

                  Section 7.14 Waivers; Remedies. The conditions to Conexant's obligation to consummate the Distribution are for the sole benefit of Conexant and may be waived in

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

writing by Conexant in whole or in part in Conexant's sole discretion. No failure or delay on the part of either Conexant or Mindspeed in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Conexant or Mindspeed of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 7.05, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

                  Section 7.15 Further Assurances. From time to time after the Time of Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Separation Agreements.

                  Section 7.16 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

                  Section 7.17 Performance. Conexant will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Conexant Subsidiary. Mindspeed will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Mindspeed Subsidiary.

                  Section 7.18 Currency Calculations. Following the Distribution Date, for purposes of calculating the United States Dollar equivalent of any amount payable under any Separation Agreement which is denominated in a currency other than United States Dollars, the New York foreign exchange selling rate applicable to such currency will be used, as published in the Wall Street Journal, New York Edition, for the second Business Day preceding the earlier of the date such payment is due or the date such payment is made (it being understood that this Section 7.18 shall not apply to the conversion of foreign currency balances made as of the Distribution Date in accordance with standard Conexant accounting practices and procedures).

                  Section 7.19 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this

Agreement and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

                            CONEXANT SYSTEMS, INC.

                            By: /s/ Dennis E. O'Reilly
                                ----------------------------------------------
                                Name:  Dennis E. O'Reilly
                                Title: Senior Vice President, General
                                         Counsel and Secretary

                            MINDSPEED TECHNOLOGIES, INC.

                            By: /s/ Bradley W. Yates
                                ----------------------------------------------
                                Name:  Bradley W. Yates
                                Title: Senior Vice President and Chief
                                         Administrative Officer

                                       61